Exhibit 10.51

ASSET SALE AND PURCHASE AGREEMENT

BY AND AMONG

FERMPRO MANUFACTURING, LP,

(“SELLER”)

ASTRAL TECHNOLOGIES, INC.,

(Its General Partner)

THE LIMITED PARTNERS IDENTIFIED ON SCHEDULE 1

(Collectively, the “PARTNERS”)

AND

MARTEK BIOSCIENCES CORPORATION

(“BUYER”)

- i -

	3.5.	Absence of Certain Changes		20
	3.6.	Litigation; Compliance with Law		21
	3.7.	Issuance and Delivery of New Shares		21
	3.8.	Form S-3 Eligibility; Rule 144		21
	3.9.	Disclosure		21
4.	REGISTRATION EXPENSES AND PROCEDURES			22
	4.1.	Registration Expenses and Procedures		22
	4.2.	New Share Indemnification		24
	4.3.	Rule 144		27
5.	COVENANTS AND AGREEMENTS OF SELLER			27
	5.1.	Negative Covenants		27
		5.1.1.	Dispositions; Mergers	27
		5.1.2.	Accounting Principles and Practices	27
		5.1.3.	Additional Agreements and Additional Liabilities	27
		5.1.4.	Breaches; Employment Contracts	28
		5.1.5.	Actions Affecting Contracts	28
		5.1.6.	Accounts	28
		5.1.7.	Representations, Warranties and Covenants	28
		5.1.8.	Employees	28
		5.1.9.	Modification of CSX Agreements	28
		5.1.10.	New Leases	29
		5.1.11.	Exclusivity	29
	5.2.	Affirmative Covenants		29
		5.2.1.	Preserve Existence	29
		5.2.2.	Normal Operations	29
		5.2.3.	Taxes	29
		5.2.4.	Partnership and Corporate Action	30
		5.2.5.	Transfer Tax; Bulk Sales	30
		5.2.6.	Access	30
		5.2.7.	Other Information	30
		5.2.8.	Engineering Inspections	30
		5.2.9.	Insurance	31
		5.2.10.	Financial Statements; Adjustments	31
		5.2.11.	Consents and Permits	31
		5.2.12.	CSX Estoppels	31
		5.2.13.	Environmental Liens	32
		5.2.14.	401(k) Retirement Plan	32
		5.2.15.	Payment of Accrued Vacation	32
	5.3.	Confidentiality		32
	5.4.	Employment Taxes		32
	5.5.	Employees		33
	5.6.	Removal of Materials		33
6.	COVENANTS AND AGREEMENTS OF BUYER			33
	6.1.	Confidentiality		33

- ii -

	6.2.	Corporate Action	33
	6.3.	Employment of Employees	33
	6.4.	Employment of Management Employees	34
	6.5.	Access	34
	6.6.	Martek’s 401(k) Plan	34
	6.7.	Conditions to Close	34
7.	CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE		35
	7.1.	Representations and Covenants	35
	7.2.	Consents	35
	7.3.	Delivery of Documents	35
	7.4.	Financial Statements	35
	7.5.	Title Insurance	35
	7.6.	Current Survey	35
	7.7.	Legal Proceedings	36
	7.8.	Genencor International, Inc. Note	36
	7.9.	Satisfactory Resolution of Liabilities	36
	7.10.	Employment Arrangements	36
	7.11.	Absence of Material Change	36
	7.12.	Termination of Seller’s Retiree Health Insurance Plan	36
	7.13.	Failure of Condition	36
	7.14.	Additional Agreements and Additional Liabilities	37
8.	CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE		37
	8.1.	Representations and Covenants	37
	8.2.	Consents	38
	8.3.	Delivery by Buyer	38
	8.4.	Legal Proceedings	38
	8.5.	Grant of Stock Options	38
	8.6.	Failure of Condition	38
9.	THE CLOSING		39
	9.1.	Closing	39
	9.2.	Delivery by Seller	39
		9.2.1. Warranty Deed	39
		9.2.2. Bill of Sale (Personalty)	39
		9.2.3. Assignment of CSX Agreements	39
		9.2.4. Books and Records	39
		9.2.5. Original Documents	39
		9.2.6. Opinion of Seller’s Counsel	40
		9.2.7. Foreign Person Affidavit	41
		9.2.8. Consents	41
		9.2.9. Certificate Concerning Amendments and Additional Agreements	41
		9.2.10. UCC Report	41

- iii -

		9.2.11.	Certified Resolutions	42
		9.2.12.	Officers’ Certificates	42
		9.2.13.	Seller’s IRS Form 8594	42
		9.2.14.	Expense Payment	42
		9.2.15.	Keys	42
		9.2.16.	Title Company Documents	43
		9.2.17.	Agreements and Instruments	43
		9.2.18.	Proof of Insurance	43
		9.2.19.	Easement and Shared Facilities Agreement	44
		9.2.20.	Access Easement Agreement	44
		9.2.21.	Additional Environmental Reports	44
		9.2.22.	Disposal or Treatment of Hazardous Materials	44
	9.3.	Delivery by Buyer.		44
		9.3.1.	Purchase Price Payment	44
		9.3.2.	Agreements and Instruments	44
		9.3.3.	Certified Resolutions	45
		9.3.4.	Officers’ Certificate	45
		9.3.5.	Opinion of Buyer’s Counsel	45
		9.3.6.	Buyer’s IRS Form 8594	46
10.	CONDEMNATION AND CASUALTY			46
	10.1.	Procedure Upon Condemnation or Substantial Fire or Other Casualty		46
	10.2.	Risk of Loss		46
11.	SURVIVAL; INDEMNIFICATION			46
	11.1.	Survival of Seller’s Representations and Warranties		46
	11.2.	Indemnification by Seller		47
	11.3.	Survival of Buyer’s Representations		47
	11.4.	Indemnification by Martek		47
	11.5.	Conditions of Indemnification		48
	11.6.	Post-Closing Escrow		49
	11.7.	Limitations on Indemnification		49
12.	TERMINATION			50
13.	ALLOCATION OF PURCHASE PRICE			50
14.	REMEDIES			51
15.	ADDITIONAL ACTIONS AND DOCUMENTS			51
16.	BROKERS			52
17.	EXPENSES			52
18.	NOTICES			52
19.	WAIVER			54
20.	BENEFIT AND ASSIGNMENT			54
21.	REMEDIES CUMULATIVE			54
22.	ENTIRE AGREEMENT; AMENDMENT			55
23.	SEVERABILITY			55
24.	HEADINGS			55

- iv -

25.	GOVERNING LAW; ARBITRATION	55
26.	DEFINITIONS AND REFERENCES	56
27.	ANNOUNCEMENTS	65
28.	SIGNATURE IN COUNTERPARTS	65
EXHIBITS AND SCHEDULES

- v -

ASSET SALE AND PURCHASE AGREEMENT

          THIS ASSET SALE AND PURCHASE AGREEMENT (the “Agreement”) is entered into as of this 21st day of July, 2003 by and among, FermPro Manufacturing, LP, a Georgia limited partnership (“Seller”), Astral Technologies, Inc., a South Carolina corporation and the general partner of Seller (“Astral”), the limited partners of Seller identified on Schedule 1 hereto (the “Management Employees”) and Martek Biosciences Corporation, a Delaware corporation (“Martek”), on behalf of itself or a wholly-owned corporation or entity to be formed by it (“Buyer”).

          WHEREAS, Seller owns and operates a large-scale fermentation facility in Kingstree, South Carolina; and

          WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all the Assets (as defined in Section 26 hereof) all in accordance with and subject to the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth, the parties hereto hereby agree as follows:

1. SALE AND PURCHASE OF ASSETS; ASSUMPTION OF LIABILITIES

     1.1. Asset Sale

          In reliance upon the representations, warranties, covenants and agreements contained herein, and subject to the terms and conditions hereof, Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Assets, not including the Excluded Assets, and assume the Assumed Liabilities, not including the Excluded Liabilities, at the Closing.

     1.2 Purchase Price

          (a) For and in consideration of the conveyances and assignments described herein and in addition to the assumption of liabilities as set forth in Section 1.4, Buyer agrees to pay to Seller, and Seller agrees to accept from Buyer, for the Assets, at Closing (such consideration, together with the consideration referred to in Section 1.2(b), the “Purchase Price”) (i) $5,000,000, of which $75,000 already has been paid to Seller, in cash, as an earnest money deposit (the “Deposit”), and the remainder of which shall be paid in cash by wire transfer of immediately available funds to an account specified by Seller (the “Cash Portion”); and (ii) 49,915 shares of common stock, par value $.10, of Martek (the “Initial Shares,” and together with the Milestone Shares, the “New Shares”). The Initial

Shares shall be issued to Seller at Closing and will be subject to the registration rights provisions of Section 4 hereof.

          (b) For and in consideration of the conveyances and assignments described herein and in addition to the assumption of liabilities as set forth in Section 1.4, 74,873 shares of common stock, par value $.10 of Martek, (the “Milestone Shares”) shall be deemed to be issued to Seller at Closing, but shall be immediately deposited in an escrow account pursuant to Section 11.6, and, subject to the terms of the Post-Closing Escrow Agreement, shall not be transferable by Seller while under such escrow arrangement but shall be distributed from escrow, in part, upon the occurrence of each of the events set forth in (i) through (iii) below (each, a “Milestone Event”), beginning on the first anniversary of the Closing Date and ending no later than the fourth anniversary of the Closing Date:

               (i) on the first anniversary of the Closing Date, if, during the immediately preceding thirty (30) day period, the new fermentation, harvesting and extraction equipment related to the production of DHA and installed after the Closing Date (the “DHA Equipment”) has produced at least eighty percent (80%) of its Theoretical Capacity, fifty percent (50%) of the Milestone Shares remaining in the escrow account and not the subject of any escrow claims will be released from escrow and delivered to Seller in accordance with the terms and conditions of the Post-Closing Escrow Agreement; provided, however, that, if during the immediately preceding thirty (30) day period, events or circumstances have occurred that, in the reasonable view of Buyer, were outside of the direct control of the Management Employees and such events or circumstances were a direct cause of the failure to meet the required Theoretical Capacity, then, so long as, during the first consecutive thirty (30) day period ending after the first anniversary of the Closing Date during which no such events or circumstances have occurred, the DHA Equipment produced at least eighty percent (80%) of its Theoretical Capacity, fifty percent (50%) of the Milestone Shares remaining in the escrow account and not the subject of any escrow claims will be released from escrow and delivered to Seller in accordance with the terms and conditions of the Post-Closing Escrow Agreement;

               (ii) on the second anniversary of the Closing, for each of the Management Employees that remains employed by Buyer, or has been approved to leave employment by Buyer for reasons other than job performance, one-sixth (1/6th) of the Milestone Shares remaining in the escrow account and not the subject of any escrow claims shall be released from escrow and delivered to Seller in accordance with the terms and conditions of the Post-Closing Escrow Agreement; and

               (iii) on the fourth anniversary of the Closing Date, any Milestone Shares remaining in the escrow account will be released from escrow and delivered to Seller in accordance with the terms and conditions of the Post-Closing Escrow Agreement.

          Within five (5) business days of the occurrence of a Milestone Event, Buyer and Seller shall execute and deliver to the escrow agent a joint written direction, substantially in the form of Exhibit A to the Post-Closing Escrow Agreement, which shall direct the escrow agent to release the appropriate number of Milestone Shares to Seller.

          (c) The Purchase Price shall be allocated among the Assets in accordance with Section 13.

          (d) Martek hereby acknowledges that Seller will distribute the New Shares to Astral and the Management Employees effective as of the Closing Date and that, at Closing, Martek shall cause to be issued certificates evidencing the New Shares to Astral and the Management Employees in such denominations as directed by Seller prior to the Closing.

     1.3. Purchase Price Adjustment

          (a) Within sixty (60) days following the Closing Date, Seller shall prepare, in consultation with Buyer, and deliver to Buyer a balance sheet for Seller as of June 30, 2003 (the “June 30 Balance Sheet”) on a basis consistent with the December 31 Balance Sheet, attached hereto as Schedule 1.3. If the June 30 Balance Sheet reflects a positive or negative change from the December 31 Balance Sheet in Seller’s net worth of more than $100,000, the Purchase Price shall be increased or decreased, as the case may be, dollar for dollar by the amount of such change.

          (b) In preparing the December 31 Balance Sheet and the June 30 Balance Sheet, adjustments have been and will be made to eliminate the Excluded Assets, Excluded Liabilities, the accrued interest on the Note from January 1, 2003 through June 30, 2003, and the New Tank Expenses.

          (c) If Buyer objects to Seller’s June 30 Balance Sheet, Buyer shall give Seller written notice of the objections and Seller and Buyer shall use reasonable efforts to resolve the differences. If within thirty (30) days after the date on which Buyer has given Seller notice of its objections, the parties have not reached agreement, any dispute related thereto shall be referred to Deloitte & Touche LLP and resolved within thirty (30) days after such referral. The independent accounting firm’s determination shall be conclusive and binding upon the parties hereto. The costs, expenses, and fees of the independent accounting firm shall be borne equally by the parties.

          (d) Upon the later of (i) the Closing Date and (ii) the third (3rd) business day after the final determination of any adjustment pursuant to Section 1.3(a), an amount shall be payable to an account designated by Seller or Buyer, as the case may be, as follows: (A) if the Purchase Price is to be increased by the adjustment, Buyer shall pay to Seller in cash the amount of such increase; and (B) if the Purchase Price is to be decreased by the adjustment, Seller shall pay to Buyer the amount of such decrease using, in its sole discretion, cash or the Initial Shares.

     1.4. Assumption of Liabilities

          At the Closing, Buyer shall assume only the liabilities and obligations of Seller set forth below (collectively, the “Assumed Liabilities”):

          (a) The liabilities and obligations of Seller to be performed after the Closing Date under the Assumed Contracts.

          (b) The liabilities and obligations of Seller to be performed after the Closing Date under any Additional Agreements entered into after the date hereof in compliance with Section 5.1.3 and which are identified in the certificate to be delivered pursuant to Section 9.2.9.

          (c) The liabilities of Seller as of the Closing Date consistent with the June 30 Balance Sheet, other than (i) the liabilities related to accrued vacation benefits, accrued 401(k) retirement plan contributions, any severance benefits or Seller’s post-retirement medical benefits plan obligations and (ii) liabilities related to the Excluded Assets.

          (d) The Note with a face amount of $10 million, plus accrued interest, made by Seller and held by Genencor International, Inc. subject to modifications to be negotiated by Martek with Genencor International, Inc. prior to Closing.

          (e) The liabilities of Seller incurred after the date hereof in the ordinary course of business prior to the Closing Date to the extent permitted under Section 5.1; provided, however, that no liability shall be assumed in connection with ordinary course of business liabilities related to the Excluded Assets.

          Buyer shall not assume or be deemed to assume any debts, liabilities or obligations of Seller except as specified in this Section 1.4. Without limiting the generality of the foregoing, Buyer shall not assume, and Seller shall continue to bear sole responsibility for, any and all actions, causes of actions and claims to recover under any one or more of Sections 544 through 550 and 553 of the United States Bankruptcy Code or under any corresponding provision of state law (collectively, “Avoidance Actions”).

2. REPRESENTATIONS AND WARRANTIES BY SELLER

          Seller represents and warrants to Buyer as follows:

     2.1. Organization and Standing

          Seller and Astral are duly organized, validly existing and in good standing under the laws of their respective states of organization and are duly qualified to do business and are in good standing in the State of South Carolina. Neither the nature of the business conducted by either Seller or Astral, nor the character of the properties owned, leased or otherwise held by them makes any such qualification necessary in any other state, country, territory or jurisdiction. Seller and Astral have the full and unrestricted power and authority, corporate and otherwise, to own, lease and otherwise to hold and operate the Assets, to carry on their respective businesses as now conducted, and to enter into and perform the terms of this Agreement, the other Seller Documents and the transactions contemplated hereby and thereby. Seller has no subsidiaries. Except as set forth on Schedule 2.1, Seller has no equity investment or other interest in, nor has Seller made any advance or loan to, any corporation, association, partnership, joint venture or other entity.

     2.2. Authorization

          The execution, delivery and performance of this Agreement and of the other Seller Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary action of Seller and Astral and by any other necessary corporate, shareholder or partnership actions of Seller and Astral (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each other Seller Document will constitute, a valid and binding agreement and obligation of Seller, Astral and the Management Employees (collectively, the “Seller Parties”), enforceable in accordance with its respective terms, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or the exercise of judicial discretion and the application of principles of equity. Except as specified in Schedule 2.2, the execution, delivery and performance by Seller, Astral and the Management Employees of this Agreement and of the other Seller Documents will not require the consent, approval or authorization of any person, entity or Governmental Authority.

     2.3. Litigation; Compliance with Law

          Except as disclosed on Schedule 2.3, there is no action, suit, investigation, claim, arbitration or litigation pending or, to Seller’s Knowledge, threatened against, affecting or involving either Seller, Astral, the Assets, Seller’s business and operations, or the transactions contemplated by this Agreement or any other Seller Document, at law or in equity, or before or by any court, arbitrator or Governmental Authority that (i) would reasonably be likely to have a Material Adverse Effect upon the Assets or Seller’s business and operations or (ii) which may affect Seller’s ability to perform its obligations under this Agreement or any other Seller Document. Seller is not operating under or subject to any order, award, judgment, decree or injunction of any court, arbitrator or Governmental Authority except for those listed in Schedule 2.3. No Governmental Authority has at any time challenged, questioned, or commenced or given notice of intention to commence any investigation relating to the legal right of Seller to conduct the business and operations of Seller as now or heretofore conducted by Seller, except as disclosed on Schedule 2.3. Seller has complied and is in compliance in all material respects with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Seller or the Assets, and to Seller’s business and operations, including all federal, state and local laws, ordinances, regulations and orders pertaining to employment or labor, safety, health, environmental protection, zoning and other matters. Seller has obtained and holds all permits, licenses and approvals (all of which are in full force and effect) from all Governmental Authorities necessary in order to conduct its business and operations as presently conducted and to own, use and maintain the Assets, which permits, licenses and approvals are identified on Schedule 2.3.

     2.4. Financial Statements and Condition; Liabilities

          The audited financial statements and the notes thereto for the annual periods ending December 31, 2001 and December 31, 2002, respectively, attached as Schedule 2.4, and in each case, previously delivered to Buyer, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved as compared to prior periods in all material respects, and present fairly in all material respects the financial positions and results of operations of Seller as of the dates and for the periods indicated, subject to normal year-end adjustments with respect to the unaudited financial statements.

          Except as reflected in the financial statements as of December 31, 2002, including the notes thereto, there exist no liabilities of Seller relating to the business conducted by it, contingent or absolute, matured or unmatured, known or unknown that would be required to be reflected on such financial statements in accordance with GAAP. Since December 31, 2002, neither Seller nor Astral has made any contract, agreement or commitment or incurred any obligation or liability (contingent or otherwise) relating to the Assets, other than any Additional Agreements and other obligations and liabilities incurred in the ordinary course of business to the extent permitted under Section 5.1 (as if such section was in effect since December 31, 2002), nor has there been any discharge or satisfaction of any obligation or liability owed by Seller, which is not in the ordinary course of business or which is inconsistent with past business practices. Since December 31, 2002, there has not occurred any loss or material injury to the Assets as the result of any fire, accident, act of God or the public enemy, or other casualty, or any material adverse change in the Assets or in the condition (financial or otherwise) of the Assets or of the business of Seller that individually or in the aggregate has had a

Material Adverse Effect. Other than the Retained Receivables and Investments, neither Seller nor Astral has engaged in any transaction that could reasonably be expected to subject either or both of them to any Avoidance Actions.

     2.5. Assets; Consents

          (a) Schedule 2.5(a) contains a listing of all of the real, personal and fixed assets, and property, both tangible and intangible, which are owned, used or necessary for Seller’s business and operations as currently conducted, except those assets not listed, the omission of which is not material to Seller’s business.

          (b) Seller is the sole and exclusive legal and equitable owner of and has good and marketable title to the Assets free and clear of any Encumbrances, except for and subject only to (i) those Encumbrances that are enumerated on Schedule 2.5(b)(i) (the “Permitted Encumbrances”), and (ii) those Encumbrances set forth in Schedule 2.5(b)(ii), which shall be removed prior to or contemporaneously with the Closing.

          (c) On the Closing Date, Buyer shall acquire good and marketable title to, and all of Seller’s right, title and interest in, the Assets, free and clear of all Encumbrances except for the Permitted Encumbrances. The Assets so acquired at the Closing shall constitute all of the real, personal and fixed assets and property, both tangible and intangible, which are owned or used for the business and operations of Seller as currently conducted, except for Excluded Assets, except those assets listed on Schedule 2.5(c), which are owned or held out for use by Seller’s customers, and those Assets for which authorizations have not been obtained.

          (d) To Seller’s Knowledge and except as disclosed on Schedule 2.5(d), the Property and the Improvements are not subject to any covenant or other restriction preventing or limiting Seller’s right to convey Seller’s right, title and interest in the Property and the Improvements or to use the Property and the Improvements for the various purposes for which the Property and the Improvements are being used.

          (e) The accounts receivable (collectively, the “Accounts Receivable” and individually an “Account Receivable”) shown on the financial statements as of December 31, 2002, or thereafter acquired by Seller, excluding the Retained Receivables and Investments, have been collected or can reasonably be expected to be collected in amounts not less than the amounts thereof carried on the books of Seller, without right of recourse, defense, deduction, counterclaim, offset, or setoff on the part of the obligor, and the Accounts Receivable reasonably can be expected to be collected within a reasonable time from the date incurred, except to the extent of the allowance for doubtful accounts shown on such balance sheets and except for the Retained Receivables and Investments. A complete and accurate list, dated as of December 31, 2002, of all Accounts Receivable with respect to Seller’s operations as of such date is attached hereto as Schedule 2.5(e).

     2.6. Zoning and Use

          To Seller’s Knowledge and except as may be disclosed in the Survey and the Title Policy, no part of the Property or the Improvements is subject to any building or use restrictions which restrict or prevent the present use of the Property or the Improvements. To Seller’s Knowledge, the Property and the Improvements are each properly and duly zoned for its current and intended use(s), and there are no other rights, licenses or authorizations of any kind necessary to its current or intended use(s). To Seller’s Knowledge, there are no violations of any rule, regulation, code, resolution, ordinance, statute or law of any government, governmental agency or insurance board of underwriters, involving the use, maintenance, operation, or condition of the Property, or the Assets, or any part thereof. There is no outstanding notice or order of any governmental authority having jurisdiction over the Property or the Assets not fully and duly complied with, affecting the use or operation of any part of the Property or the Assets, or requiring, as of the date hereof or a specified date in the future, any repairs or alterations or additions or improvements thereto.

     2.7. No Mechanic’s Liens

          Except as set forth in detail on Schedule 2.7, and except labor performed and material furnished with respect to the 200,000 liter tanks being built on behalf of Martek, no labor has been performed or material furnished for the Property or the Improvements for which Seller has not heretofore fully paid, or for which a mechanic’s or materialman’s lien or liens, or any other lien, to Seller’s Knowledge, can be claimed by any person or entity. At or prior to the Closing, Seller shall pay for all such work, including the work shown on Schedule 2.7, in full.

     2.8. No Condemnation Proceedings; Roadways

          To Seller’s Knowledge, there are no condemnation or eminent domain proceedings pending or contemplated against the Property or any part thereof and Seller has not received notice, oral or written, of the desire of any public authority or other entity to take or use the Property or any part thereof. Seller has not received notice, oral or written, of any change or proposed change in the route of any major street or road within one (1) mile of the Property.

     2.9. Existing Financing

          The Property is subject to a Purchase Money Mortgage, Assignment of Rents and Leases, Security Agreement and Fixture Filing (hereinafter referred to as the “Mortgage”) in favor of Genencor International, Inc. dated April 27, 1994, as amended, securing the repayment of a promissory note (hereinafter referred to as the “Note”), dated April 27, 1994, as amended, in the original principal amount of $10 million dollars. No default exists under the Note or the Mortgage (Seller having performed all obligations required to be performed by it thereunder), and no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default thereunder. No holder of the Note has asserted any claim of default by Seller thereunder, nor has any such holder permitted any moratorium or other postponement or forgiveness of principal or interest payable thereunder.

     2.10. CSX Transportation, Inc. Agreements

          As of the date hereof, the Property benefits from certain licenses and other agreements entered into between Seller (or Seller’s predecessor in interest) and CSX Transportation, Inc. (“CSX”) (or CSX’s predecessor in interest), which licenses and other agreements are listed on Schedule 2.10 (the “CSX Agreements”). True and correct copies of all CSX Agreements affecting the Property have been furnished by Seller to Buyer.

          Each of the CSX Agreements is in good standing, valid and in full force and effect. To Seller’s Knowledge, CSX has no claim or basis for any claim for reduction, deduction or set-off against Seller. CSX has not given Seller oral or written notice of any intent to terminate the CSX Agreements. To Seller’s Knowledge, no default exists under the CSX Agreements and, to Seller’s Knowledge, no event has occurred which with the lapse of time or the giving of notice, or both, would constitute a default thereunder.

     2.11. Oral Agreements

          No oral agreements, except as specifically set forth in detail on Schedule 2.11, have been entered into with any person or entity relating to or connected with the use or occupancy of the Property or the Improvements.

     2.12. Construction and Condition of Improvements

          To Seller’s Knowledge, the Improvements (including parking areas) and all systems therein have been constructed in a good and workmanlike manner, are adequate to the conduct of a fermentation facility of the type and quality of the Property, subject to ordinary wear and tear. To Seller’s Knowledge, the Improvements are structurally safe and sound without defects (latent or patent) and are fit for the purposes for which they were designed and intended, subject to ordinary wear and tear. To Seller’s Knowledge, all operating systems of the Property (except the fire alarm system), including, without limitation, the air conditioning system, the heating system, the humidifying system, the air filtering system, the plumbing system, the electrical system, the gas system, the antenna system and the sprinkling system, are now in good operating condition and will be in good operating condition at the time of the Closing, subject to ordinary wear and tear. The fire alarm system will be in good operating condition at the time of the Closing, subject to ordinary wear and tear.

     2.13. Mechanical Warranties

          Except for those warranties relating to the 200,000 liter tanks being built on behalf of Martek, Schedule 2.13 sets forth all warranties (including warranties of labor and workmanship) of manufacturers, contractors, suppliers and/or installers relating to the Assets or material, goods and equipment installed in or upon the Property or the Improvements, in each case, having a value exceeding $10,000. All such warranties are in full force and effect for the periods indicated on Schedule 2.13, and except as set forth on Schedule 2.13, are transferable to Buyer and will be in full force and effect and transferable to Buyer at the Closing.

     2.14. Operating and Other Agreements

          Seller has furnished Buyer with a true and correct copy of each agreement or other instrument having a material effect on the physical operations of the Property or the Improvements as presently conducted, a true and correct list of such agreements and instruments (other than Encumbrances, the Note and the Mortgage) being set forth on Schedule 2.14.

     2.15. Utilities

          To Seller’s Knowledge, and except as may be disclosed by the inspection(s) referred to in Section 5.2.8, usable sanitary and storm sewers, water, and gas and electrical utilities (collectively, the “Utilities”), of adequate capacity for the operation of the Property and the Improvements, are installed in, and are duly connected to, the Property and the Improvements and can be used without any charge except the normal and usual metered charges imposed for such Utilities.

     2.16. Assessed Valuation and Real Estate Taxes

          The assessed valuation and real estate taxes as set forth in Schedule 2.16 are the assessed valuation of the Property and the Improvements and the taxes paid or payable for the fiscal year indicated in such schedule. Except as otherwise set forth in Schedule 2.16, there are no additional taxes or charges of any governmental agency paid or payable for the period indicated in such schedule.

     2.17. Condition of Tangible Assets

          To Seller’s Knowledge, the Improvements and all other tangible Assets are in good operating condition and repair, free of defects, latent or patent, and are suitable, adequate and fit for the uses for which they are being used, subject to ordinary wear and tear; and to Seller’s Knowledge and except as may be disclosed by the inspection(s) referred to in Section 5.2.8, such Assets and the present use thereof do not violate in any material respect any applicable licenses, statutes, engineering standards, or building, fire, zoning, health and safety or any other laws or regulations.

     2.18. Intellectual Property

           Schedule 2.18 contains a true, correct and complete listing of all Intellectual Property owned or licensed by or registered in the name of Seller and used or held for use in the business and operations of Seller, and included among the Assets, and, except for those authorizations listed in Schedule 2.2, no consent on the part of any person is necessary to validate the transfer to Buyer of such Intellectual Property. Seller pays no royalty to anyone with respect to the Intellectual Property. To Seller’s Knowledge, Seller owns or possesses all rights to use all such Intellectual Property necessary to or useful for the conduct of its business. Seller does not have any knowledge nor has Seller received any notice to the effect that any service rendered by Seller relating to its business may infringe on any Intellectual Property right or other legally protectable right of another.

     2.19. Reports and Records

          All material returns, reports and statements relating to the business of Seller or the Assets currently required to be filed by Seller with any governmental instrumentality have been filed and complied with and are true, correct and complete in all material respects. All such reports, returns and statements shall continue to be filed on a current basis until the Closing Date, and will be true, correct, and complete in all material respects. All logs and business records relating to the business and operations of Seller have been maintained in all material respects in accordance with good business practices and are in the possession of Seller.

     2.20. Contracts

           Schedule 2.20 sets forth all of the contracts, agreements, leases, commitments, arrangements and understandings (both written and oral) relating to the Assets or to the business and operations thereof, other than (i) contracts or commitments which do not require payments of more than Thirty Thousand Dollars ($30,000) each or Two Hundred Thousand Dollars ($200,000) in the aggregate, (ii) any contracts, agreements, licenses, commitments and understandings not assumed by Buyer and (iii) Additional Agreements (collectively, the “Scheduled Contracts”). Except as permitted by Section 5.1.3., Seller has not entered into any agreement or understanding, whether written or oral, which waives any of Seller’s rights under any Assumed Contract. Seller has delivered true and complete copies of all Assumed Contracts (and all amendments and modifications thereto) to Buyer prior to the execution of this Agreement, other than those purchase orders and other customer orders entered into in the ordinary course of business, and those confidentiality agreements listed in items 92 through 102 of Schedule 2.20. The unperformed obligations ascertainable from the terms on the face of the Assumed Contracts (and any amendments or modifications thereto) are the only existing unperformed obligations thereunder. To Seller’s Knowledge, each Assumed Contract is in full force and effect, and constitutes a valid and binding obligation of, and is legally enforceable in accordance with its terms against, the parties thereto, except as the same may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights or the exercise of judicial discretion and the application of principles of equity. Seller has complied with all of the provisions of the Assumed Contracts and is not in default thereunder, and to Seller’s Knowledge, there has not occurred any event which (whether with or without notice, lapse of time, or the happening or occurrence of any other event) would constitute such a default. To Seller’s Knowledge and except as indicated on Schedule 2.20, there has not been (i) any failure of any party to any Assumed Contract to comply with the material provisions thereof, (ii) any default by any party thereunder, (iii) any threatened cancellation, revocation or limitation thereof, (iv) any outstanding dispute thereunder, or (v) any basis for any claim of breach or default thereunder.

     2.21. Conflicts

          Except as set forth in Schedule 2.21, the execution and delivery of this Agreement and the other Seller Documents, the fulfillment of and the compliance with the respective terms and provisions of each, and the consummation of the transactions described in each, do not and will not (i) conflict with, violate or require any consent, permit, authorization, approval, waiver, notice or filing under any law, ordinance, regulation, order, award, judgment, injunction or decree applicable to Seller or to the Assets, or (ii) conflict with, violate, or result in a breach of, termination of, or constitute a default under any of the terms, conditions or provisions of Seller’s limited partnership agreement, Astral’s articles or certificate of incorporation or bylaws, or any contract, agreement, mortgage, note, bond, indenture, lease, commitment, arrangement or understanding to which Seller is a party or by which Seller is bound or to which any of the Assets is subject, or (iii) result in the acceleration of any indebtedness or in the creation of any Encumbrance upon the Assets.

     2.22. Related Parties

          Neither Seller nor any partner, shareholder, officer or director of either Seller or Astral has any interest whatsoever in any corporation, firm, partnership or other business enterprise which has had any business transactions with either Seller or Astral relating to the Assets.

     2.23. Taxes

          Seller has filed all tax returns and forms required to be filed, and has paid in full all taxes, estimated taxes, interest, penalties, assessments, deficiencies, fees and other charges which have become due pursuant to such returns or without returns or pursuant to any assessments received by Seller. Such returns and forms are true and correct, and Seller is not required to pay any other taxes except as shown on such returns. The amounts established as a liability for income and other taxes on the balance sheets of Seller described in Section 2.4 are sufficient for all accrued and unpaid taxes of Seller, whether or not disputed, during or applicable to the periods ended on the dates of such balance sheets and all years and periods prior thereto for which Seller may be liable, and Seller will continue to make adequate provision for such taxes on its books and records prior to the Closing Date. Seller is not a party to any pending action or proceeding, and there is no action or proceeding threatened by any Governmental Authorities against Seller, for assessment or collection of taxes; and no unresolved claim for assessment or collection of taxes has been asserted against Seller. There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any tax return of Seller for any period.

     2.24. Employee Benefit Plans

          (a) Schedule 2.24(a) contains a list of all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other benefit plans, programs, policies, practices, procedures, agreements and arrangements (the “Benefit Plans”), which cover employees or former employees of Seller (the “Employees”). Seller has delivered to Buyer true and complete copies of all Benefit Plans and all trust instruments and insurance contracts forming a part thereof, and all amendments thereto; current summary plan descriptions; where applicable, the most current determination letter received from the Internal Revenue Service; and where applicable, annual reports, financial statements and actuarial reports for the last plan year, which fairly and accurately reflect the financial condition of the plans. No Employee Plan is an employee stock ownership plan, a defined benefit plan (as defined in Section 3(35) of ERISA), a “multiemployer plan” (as defined in Section 3(37) of ERISA), or a voluntary employees’ beneficiary association (within the meaning of Section 501(c)(9) of the Code).

          (b) All Benefit Plans are in all material respects in compliance with ERISA, the Code, and all other applicable laws and have been administered in all material respects in accordance with the terms of the Benefit Plans. Each Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code is so qualified, has received a favorable determination letter from the Internal Revenue Service, and Seller is not aware of any circumstances that could result in revocation of any such favorable determination letter. Neither Seller nor any ERISA Affiliate (as defined herein) has contributed or ever been required to contribute to any multiemployer plan (within the meaning of Section 3(37) of ERISA).

          (c) No liability under Subtitle C or D of Title IV of ERISA has been incurred by Seller with respect to any ongoing, frozen or terminated Pension Plan currently or formerly maintained by it or pension plan of any entity which is or has been considered one employer with Seller under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”).

          (d) All contributions required to be made or accrued as of December 31, 2002, under the terms of any Benefit Plan for which Seller may have liability have been timely made or have been reflected on the financial statements for the twelve months ended on such date. Neither any Pension Plan nor any other pension plan of Seller or any ERISA Affiliate has incurred an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Seller has not provided, nor is Seller required to provide, security to any Pension Plan pursuant to Section 401(a)(29) of the Code.

          (e) Except as disclosed on Schedule 2.24(e), Seller has no obligations for retiree health or life benefits for Employees under any Benefit Plan (a “Retiree Obligation”), except as required by Part 6 of Title I of ERISA. Seller has reserved the right pursuant to the applicable plan document to amend or terminate any Retiree Obligation.

          (f) With respect to the Benefit Plans listed on Schedule 2.24(a), there has occurred no “prohibited transaction,” as defined in Section 406 of ERISA or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any material taxes, penalties or other liability to Seller. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or to Seller’s Knowledge threatened with respect to any such Benefit Plan.

          (g) The Buyer shall be responsible for providing health and medical coverage to the extent required under Section 4980B of the Code, Part 6 of Title I of ERISA or any other applicable federal, state or local law or ordinance (“COBRA Coverage”) to all Employees who are eligible for COBRA Coverage under Seller’s health plan as of the Closing Date or who with respect to “qualifying events” (as such term is defined under Sections 4980B(f)(3) of the Code or 603 of ERISA) or other triggering events described under the applicable federal, state or local laws or ordinances occur as a result of the transactions contemplated by this Agreement.

          (h) Seller shall be responsible for any liability, monetary or otherwise, under the WARN Act, with regard to Employees, arising prior to the transactions contemplated by this Agreement.

     2.25. Environmental Matters

          (a) Except as otherwise disclosed on Schedule 2.25(a), Seller and Astral have complied for the last three years and are in compliance with, and the Property and all improvements thereon are in compliance with, all Environmental Laws.

          (b) Except as otherwise disclosed on Schedule 2.25(b)(i), to Seller’s Knowledge, neither Seller nor Astral has any liability, known or unknown, contingent or absolute, under any Environmental Law, nor is Seller nor Astral responsible for any such liability of any other person under any Environmental Law, whether by contract, by operation of law or otherwise. Except as otherwise disclosed on Schedule 2.25(b)(ii), to Seller’s Knowledge, there are no facts, circumstances, or conditions existing, initiated or occurring prior to the Closing Date, which reasonably could be expected to result in liability to Seller under any Environmental Law. Except as otherwise disclosed on Schedule 2.25(b)(iii), there are no pending, or to Seller’s Knowledge, threatened Environmental Claims, Seller has not, directly or indirectly, received any written notice of any Environmental Claim from any Governmental Authority or any other person or entity which claim has not been fully and finally resolved, and Seller knows of no fact(s) which might reasonably form the basis for any such Environmental Claim.

          (c) Seller and Astral have been duly issued, and currently have and will maintain through the Closing Date, all Environmental Permits necessary to operate the Assets or business of Seller as currently operated. A true and complete list of all such Environmental Permits, all of which are valid and in full force and effect, is set forth on Schedule 2.25(c), and Seller has provided Buyer with copies of all such Environmental Permits. Seller and Astral have timely filed applications for all Environmental Permits. Seller shall cooperate with Buyer to help Buyer arrange for the transfer or reissuance, as applicable, of the Environmental Permits set forth on Schedule 2.25(c).

          (d) (i) Except as set forth on Schedule 2.25(d)(i), to Seller’s Knowledge, the Property contains no underground improvements, including but not limited to treatment or storage tanks, or underground piping associated with such tanks, used currently or in the past for the management of Hazardous Materials. (ii) Except as disclosed on Schedule 2.25(d)(ii), no portion of the Property is or has been used as a dump or landfill or consists of or, to Seller’s Knowledge, contains filled in land or wetlands. (iii) With respect to any real property formerly owned, operated, or leased by Seller or Astral, during the period of such ownership, operation or tenancy, and except as disclosed on Schedule 2.25(d)(iii), no portion of such property was used as a dump or landfill, and Seller is not aware of any such use at any time prior to its ownership, operation, or tenancy of such real property. (iv) Except as disclosed on Schedule 2.25(d)(iv), to Seller’s Knowledge neither PCBs, “toxic mold,” except for bacteria used or produced in the ordinary course of Seller’s business, nor asbestos-containing materials are present on or in the Property or the improvements thereon. (v) Except as disclosed on Schedule 2.25(d)(v), there has been no Release of Hazardous Materials at, on, under, or from the Property, nor was there such a Release at any real property formerly owned, operated or leased by Seller during the period of such ownership, operation, or tenancy, in any case such that Seller is or could be liable for Remediation with respect to such Hazardous Materials.

          (e) Schedule 2.25(e) identifies all material environmental assessments, reports, audits and other documents (collectively, the “Environmental Reports”) in Seller’s possession or under its control that relate to the Property, compliance with Environmental Laws, or any other real property that Seller formerly owned, operated, or leased. Seller has furnished to Buyer copies of the Environmental Reports listed under Category 1 on Schedule 2.25(e). To Seller’s Knowledge, any information Seller has furnished, or will furnish, to Buyer concerning the environmental conditions of the Property, prior uses of the Property, and the operations of Seller related to compliance with Environmental Laws is accurate and complete in all material respects.

          (f) Except as disclosed on Schedule 2.25(f), to Seller’s Knowledge, no Property, and no property to which Hazardous Materials originating on or from such properties or the businesses or Assets of Seller has been sent for treatment or disposal, is listed or proposed to be listed on the National Priorities List or CERCLIS or on any other governmental database or list of properties that may or do require Remediation under Environmental Laws.

          (g) No Encumbrance in favor of any person relating to or in connection with any Environmental Claim has been filed or has attached to the Property.

          (h) To Seller’s Knowledge, no authorization, notification, recording, filing, consent, waiting period, Remediation, or approval is required under any Environmental Law in order to consummate the transaction contemplated hereby, except as relates to the transfer or reissuance, as applicable, of the Environmental Permits.

          (i) Except as disclosed on Schedule 2.25(i), to Seller’s Knowledge, no proposed or final regulation published pursuant to Environmental Laws and no Environmental Permit for which Seller has or should have applied, could reasonably be expected to result in a capital expenditure in excess of Fifty Thousand Dollars ($50,000).

     2.26. Labor Relations

          There are no strikes or work stoppages and, to Seller’s Knowledge, there are no grievance proceedings, union organization efforts, or other controversies pending or threatened between Seller and any of its employees or agents or any union or collective bargaining unit. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity, and the withholding of income taxes and social security contributions, except to the extent the failure of which individually or in the aggregate would not be reasonably likely to have a material effect on Seller’s business. Except as set forth in Schedule 2.26 hereto, there are no collective bargaining agreements, employment agreements between Seller and any of its employees, or professional service contracts, not terminable at will relating to the business and operations of Seller. Except as provided for in Section 2.24(g), the consummation of the transactions contemplated hereby will not cause Buyer to incur or suffer any liability relating to, or obligation to pay, severance, termination, or other payments to any person or entity. Except as set forth in Schedule 2.26 hereto, no employee of Seller has any contractual right to continued employment by Seller following consummation of the transactions contemplated by this Agreement. Schedule 2.26 sets forth an accurate and complete list of all employees of Seller as of July 1, 2003 (the “Current Employees”), and their respective positions with Seller and the rate of compensation (including salary, bonuses and commissions) of each Current Employee (the “Employee List”).

     2.27. Insurance

           Schedule 2.27 contains a list and brief description of all policies of title, property, fire, hazard, casualty, liability, life, workmen’s compensation, and other forms of insurance of any kind relating to the Assets or the business and operations of Seller. All such policies: (i) are in full force and effect; (ii) are sufficient for compliance by Seller with all requirements of law and of all agreements to which Seller is a party; (iii) to Seller’s Knowledge, are valid, outstanding, and enforceable policies; and (iv) insure against risks of the kind customarily insured against and in amounts customarily carried by corporations similarly situated and provide adequate insurance coverage for the Assets.

     2.28. Investment Intent

          Except as contemplated by Section 1.2(d), each of Seller, Astral and each Management Employee is acquiring the New Shares to be issued at Closing for its own account, and none of Seller, Astral or any Management Employee is acquiring the New Shares with the view to, or for resale in connection with, any transaction that would be in violation of the Act.

     2.29. Experience

          Seller represents as follows: (i) it has specific knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its purchase of the New Shares; (ii) it is an “accredited investor” within the meaning of Rule 501 under the Act; and (iii) it understands and is able to evaluate the New Shares and is able to bear any economic risks associated with such investment (including, without limitation, the necessity of holding the securities as may be required by Section 4, inasmuch as the New Shares to be issued at Closing will not have been registered under the Act or any state securities laws at the time of the Closing).

     2.30. Disclosure

          (a) All facts of material importance to the Assets, to Seller and to the businesses of Seller and Astral have been fully and truthfully disclosed to Buyer in this Agreement. No representation or warranty by Seller in, and no document, statement, certificate, schedule or exhibit to be furnished or delivered to Buyer pursuant to, this Agreement or any other Seller Document contains or will contain any untrue or misleading statement of a material fact or omits or will omit any fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not materially misleading.

          (b) Buyer’s investigation of the financial and operating data, Assets, Property and other information with respect to the businesses and Assets of Seller shall in no way affect the obligations of Seller and Astral and each Management Employee with respect to the agreements, representations, warranties, covenants and indemnification provisions set forth in this Agreement.

3. REPRESENTATIONS AND WARRANTIES BY BUYER

          Buyer represents, warrants and covenants to Seller as follows:

     3.1. Organization and Standing

          Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and by the Closing Date will be duly qualified to do business as a foreign corporation in South Carolina. Buyer has all the requisite corporate power and corporate authority to enter into and perform the terms of this Agreement and the other Buyer Documents and to carry out the transactions contemplated hereby and thereby.

     3.2. Authorization

          The execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary actions of Buyer and, if Buyer is a subsidiary of Martek, of Martek (none of which actions has been modified or rescinded and all of which actions are in full force and effect). This Agreement constitutes, and upon execution and delivery each such other Buyer Document will constitute, a valid and binding agreement and obligation of Buyer, enforceable in accordance with its respective terms. Except as disclosed on Schedule 3.2, the execution, delivery and performance by Buyer of this Agreement and the other Buyer Documents will not require the consent, approval or authorization of any person, entity or Governmental Authority.

     3.3. Capitalization

          The authorized capital of Martek consists of 105,000,000 shares of capital stock, (i) of which 100,000,000 shares are designated common stock, par value $.10 per share (“Common Stock”), of which 26,753,475 shares of Common Stock were outstanding and were duly authorized, validly issued, fully paid and nonassessable on April 30, 2003, and (ii) of which 5,000,000 shares are designated preferred stock, par value $.01 per share, none of which were outstanding on April 30, 2003 or are outstanding on the date hereof. Martek has no other classes of stock authorized or outstanding. As of April 30, 2003, there were 436,470 shares of Common Stock reserved for issuance under Martek’s Stock Option Plans. As of April 30, 2003, options and warrants to purchase 4,565,767 and 231,299 shares of Common Stock, respectively, were outstanding, and when such options and warrants are exercised and the prescribed exercise price paid, the shares of Common Stock issued with respect to such options and warrants will be duly authorized, validly issued, fully paid and nonassessable. Except as set forth above and granted pursuant to the Rights Agreement between Martek and Registrar and Transfer Company, dated January 24, 1996, as amended November 5, 1998 (the “Rights Agreement”), there are no existing options, warrants, calls, commitments or rights of any character to purchase or otherwise acquire from Martek shares of capital stock of any class, no outstanding securities of Martek that are convertible into shares of capital stock of Martek of any class, and no options, warrants or rights to purchase from Martek any such convertible securities. Martek has no outstanding contractual or other obligation to repurchase, redeem or otherwise acquire any outstanding shares of its capital stock. The issued and outstanding shares of Common Stock have not been issued in violation of any preemptive or other rights of any person, whether arising by statute, under the Certificate of Incorporation or bylaws of Martek or in any other manner known to Martek. No person or entity is entitled to any preemptive or similar right with respect to the issuance of any capital stock of Martek.

     3.4. Martek Reports; Financial Statements

          Martek has delivered to Seller each registration statement, report, proxy statement or information statement prepared by it since October 31, 2002,

including (a) Martek’s Annual Report on Form 10-K for the year ended October 31, 2002; (b) Martek’s Quarterly Report on Form 10-Q for the quarterly periods ended January 31, 2003 and April 30, 2003; and (c) Martek’s definitive Proxy Statement for its 2003 Annual Meeting of Stockholders, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, including any such reports filed subsequent to the date hereof, the “Martek Reports”). As of their respective dates, the Martek Reports complied, and any Martek Reports filed with the SEC subsequent to the date hereof will comply, in all material respects with the requirements of the Act or the Exchange Act, as applicable, and the rules and regulations of the SEC. As of their respective filing and/or effective dates, the Martek Reports did not, and any Martek Reports filed with the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Martek Reports (including the related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated financial position of Martek as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into the Martek Reports (including any related notes and schedules) fairly presents, or will fairly present, in all material respects, the consolidated results of operations, and consolidated cash flows, as the case may be, of Martek for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

     3.5. Absence of Certain Changes

          Except as disclosed in the Martek Reports filed with the SEC prior to the date of this Agreement, Martek and its subsidiaries have conducted its business in the ordinary course consistent with past practice since April 30, 2003, and there has not been:

          (a) any event, occurrence or development which, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Martek;

          (b) any (i) acquisition or disposition of any material assets or business of Martek or any of its subsidiaries or (ii) modification, amendment, assignment, termination or relinquishment by Martek or any of its subsidiaries of any contract, license or other right that, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect on Martek;

          (c) any loss or termination of, or a material adverse change in the relationship with, (i) any customer that accounted for more than five percent (5%) of

Martek’s revenues in the year ended October 31, 2002, or is, as of the date hereof, expected to account for more than five percent (5%) of Martek’s revenues for the year ended October 31, 2003 or (ii) any material supplier; or

          (d) any material delay or postponement, outside the ordinary course of business, in the payment of accounts payable and other liabilities.

     3.6. Litigation; Compliance with Law

          Except as set forth on Schedule 3.6, there is no action, suit, investigation, claim, arbitration or litigation pending or, to Martek’s Knowledge, threatened against or involving Martek, at law or in equity, or before or by any court, arbitrator or governmental authority, that would reasonably be likely to result in a Martek Material Adverse Effect, and Martek is not operating under or subject to any order, judgment, decree or injunction of any court, arbitrator or Governmental Authority that would reasonably be likely to result in a Martek Material Adverse Effect. To Martek’s Knowledge, Martek has complied and is in compliance with all laws, ordinances, regulations, awards, orders, judgments, decrees and injunctions applicable to Martek, including all federal, state and local laws, except where the failure to comply would not be reasonably likely to have a Martek Material Adverse Effect.

     3.7. Issuance and Delivery of New Shares

          The New Shares have been duly authorized and, when issued, delivered and paid for in the manner set forth in this Agreement, will be validly issued, fully paid and nonassessable, free and clear of all Encumbrances. No preemptive rights or other rights to subscribe for or purchase exist with respect to the issuance and sale of the New Shares pursuant to this Agreement.

     3.8. Form S-3 Eligibility; Rule 144

          Martek meets the requirements for use of Form S-3 for registration of the resale of the Initial Shares as contemplated herein. For purposes of Rule 144 under the Act, Martek acknowledges and agrees that the holding period for the New Shares will begin on the Closing Date.

     3.9. Disclosure

          All facts of material importance to the acquisition by Seller of the New Shares hereunder have been fully and truthfully disclosed to Seller in this Agreement. No representation or warranty by Martek in, and no document, statement, certificate, schedule or exhibit to be furnished or delivered to Seller pursuant to, this Agreement or any other Buyer Document contains or will contain any untrue or misleading statement of a material fact or omits or will omit any fact necessary to make the statements contained herein or therein, in light of the circumstances under which made, not materially misleading.

4. REGISTRATION EXPENSES AND PROCEDURES

     4.1. Registration Expenses and Procedures

          The Buyer shall:

          (a) no later than ten (10) days following the Closing Date, prepare and file with the SEC a Registration Statement on Form S-3 or such other form as may be appropriate (the “Registration Statement”) under Rule 415 under the Act relating to the resale by Seller of the Initial Shares issued to Seller at Closing from time to time on the NASDAQ National Market or the facilities of any national securities exchange or over-the-counter market on which Martek’s common stock is then traded or in privately-negotiated transactions;

          (b) use its commercially reasonable efforts to cause the staff of the SEC to grant acceleration of the effective date of each Registration Statement as soon as reasonably possible after the Registration Statement is filed by Martek and promptly notify Seller of the declaration of effectiveness and will also promptly notify Seller of any stop orders issued by the SEC;

          (c) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Registration Statement effective until the earlier of (i) two years after the Closing Date and (ii) the date on which all Initial Shares may be resold by Seller without registration by reason of Rule 144(k) under the Act or any other successor rule of similar effect;

          (d) furnish to Seller with respect to the Initial Shares registered under the Registration Statement such number of copies of prospectuses and such other documents as Seller may reasonably request, in order to facilitate the public sale or other disposition of all or any of the Initial Shares by Seller;

          (e) file documents required of Martek for normal blue sky clearance in states specified in writing by Seller and keep such qualification or registration in effect for so long as the Registration Statement is in effect;

          (f) notify Seller at any time (i) when a prospectus or any prospectus supplement or post-effective amendment with respect to the Registration Statement is proposed to be filed; (ii) when the Registration Statement has become effective; (iii) of any request by the SEC for amendments or supplements to the Registration Statement or related prospectus or for additional information; (iv) of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceeding for that purpose; (v) of the receipt by

Martek of any notification with respect to the suspension of the qualification or exemption from qualification of any Initial Shares for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose;

          (g) provide a transfer agent and registrar for all Initial Shares covered by the Registration Statement not later than the effective date of the Registration Statement;

          (h) bear all expenses in connection with the procedures in paragraphs (a) through (l) of this Section 4.1 and the registration of the Initial Shares pursuant to the Registration Statement, other than fees and expenses, if any, of counsel or other advisers to Seller or underwriting discounts, brokerage fees and commissions incurred by Seller.

          (i) cause the Registration Statement to comply as to form in all material respects with the requirements of Form S-3 and include all financial statements required to be filed therewith;

          (j) cause the New Shares to be listed on the NASDAQ National Market or such principal securities exchange(s), or over-the-counter market as the shares of Martek are then traded;

          (k) promptly notify Seller of the existence of any fact of which Martek becomes aware that results in the Registration Statement, the prospectus related thereto or any document incorporated therein by reference containing an untrue statement of a material fact or omitting to state a material fact required to be stated therein or necessary to make any statement therein not misleading, and promptly prepare and furnish to Seller a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to Seller, such prospectus shall not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein in the light of the circumstances under which they were made not misleading; provided, however, that Seller agrees that, upon receipt of any such notice from Martek or notice from Martek of the existence of any state of facts (such as a pending major corporate transaction) that would make the existence of an affirmative disclosure obligation by Martek seriously detrimental to Martek, Seller shall immediately discontinue disposition of the Initial Shares until Seller receives copies of the supplemented or amended prospectus, or until it is advised in writing by Martek that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings which are incorporated by reference in the prospectus, which period shall not exceed 60 consecutive days in any one instance or 120 calendar days in any twelve-month period, and, if so directed by Martek, Seller will deliver to Martek all copies, other than permanent file copies then in such Seller’s possession, of the prospectus covering the Initial Shares current at the time of receipt of such notice. In the event Martek shall give any such notice, the time periods during which the Registration Statement shall be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when Seller either receives the copies of the supplemented or amended prospectus or is advised in writing by Martek that the use of the prospectus may be resumed; and

          (l) take all such other commercially reasonable actions as are necessary in order to expedite or facilitate the disposition of the Initial Shares in the manner contemplated hereby.

     4.2. New Share Indemnification

          For the purpose of this Section 4.2: (i) the term “Seller Affiliate” shall mean any person who controls, or is controlled by or under common control with any Seller Party within the meaning of Section 15 of the Act or Section 20 of the Exchange Act; and (ii) the term “Registration Statement” shall include any final prospectus, exhibit, supplement or amendment included in or relating to the Registration Statements referred to in Section 4.1.

          (a) Martek agrees to indemnify and hold harmless Seller Parties and each Seller Affiliate and each Management Employee (collectively, the “Seller Indemnified Parties”), against any losses, claims, damages, liabilities or expenses, joint or several, to which Seller Indemnified Parties may become subject, under the Act, the Exchange Act, or any other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of Martek, which shall not be unreasonably withheld), insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof as contemplated below) (i) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Registration Statement, as amended at the time of effectiveness of the Registration Statement, including any information deemed to be a part thereof as of the time of effectiveness pursuant to paragraph (b) of Rule 430A, or pursuant to Rule 434, of the Rules and Regulations, or the prospectus, in the form first filed with the SEC pursuant to Rule 424(b) of the Regulations, or filed as part of the Registration Statement at the time of effectiveness if no Rule 424(b) filing is required (the “Prospectus”), or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state in any of them a material fact required to be stated therein or necessary to make the statements in the Registration Statement or any amendment or supplement thereto not misleading or in the Prospectus or any amendment or supplement thereto not misleading in light of the circumstances under which they were made, (ii) arise out of or are based on any violation or alleged violation by Martek of any federal or state law, rule or regulation, or any common law, applicable to Martek and relating to action required of or inaction by Martek in connection with any such registration, or (iii) arise out of or are based in whole or in part on any inaccuracy in the representations and warranties of Martek contained in this Agreement, or any failure of Martek to perform its obligations hereunder, and will reimburse the Seller Indemnified Parties for any legal and other expenses as such expenses are reasonably incurred by the Seller Indemnified Parties in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that Martek will not be liable in any such case to the Seller Indemnified Parties to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, the Prospectus or any amendment or supplement thereto in reliance upon and in conformity with written information furnished to Martek by Seller or any Seller Indemnified Parties expressly for use therein.

          (b) Promptly after receipt by any Seller Indemnified Party under this Section 4.2 of notice of the threat or commencement of any action, the Seller Indemnified Party will, if a claim in respect thereof is to be made against Martek under this Section 4.2, promptly notify Martek in writing thereof; but the omission so to notify Martek will not relieve it from any liability which it may have to the Seller Indemnified Party for contribution or otherwise under the indemnity agreement contained in this Section 4.2 except to the extent that Martek incurs damages as a direct result of such failure. In case any such action is brought against a Seller Indemnified Party and such Seller Indemnified Party seeks or intends to seek indemnity from Martek, Martek will be entitled to participate in, and, to the extent that it may wish, jointly with all other indemnifying parties similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such Seller Indemnified Party; provided, however, if the defendants in any such action include both the Seller Indemnified Party and Martek and the Seller Indemnified Party shall have reasonably concluded, based upon the advice of counsel, that there may be a conflict between the positions of Martek and the Seller Indemnified Party in conducting the defense of any such action or that there may be legal defenses available to it and/or other Seller Indemnified Parties that are different from or additional to those available to Martek, the Seller Indemnified Party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such Seller Indemnified Party or parties. Upon receipt of notice from Martek to such Seller Indemnified Party of its election so to assume the defense of such action and approval by the Seller Indemnified Party of counsel, which approval shall not be unreasonably withheld or delayed, Martek will not be liable to such Seller Indemnified Party under this Section 4.2 for any legal or other expenses subsequently incurred by such Seller Indemnified Party in connection with the defense thereof unless (i) the Seller Indemnified Party shall have employed such counsel in connection with the assumption of legal defenses in accordance with the proviso to the preceding sentence (it being understood, however, that Martek shall not be liable for the expenses of more than one separate counsel representing the Seller Indemnified Parties who are parties to such action, plus one local counsel per jurisdiction, if appropriate) or (ii) the Seller Indemnified Party shall not have employed counsel reasonably satisfactory to the Seller Indemnified Party to represent the Seller Indemnified Party within a reasonable time after notice of commencement of action, in each of which cases the reasonable fees and expenses of counsel shall be at the expense of Martek.

          (c) If the indemnification provided for in this Section 4.2 is required by its terms but is for any reason held to be unavailable to or otherwise insufficient to hold harmless a Seller Indemnified Party under paragraphs (a) or (b) of this Section 4.2 in respect to any losses, claims, damages, liabilities or expenses referred to herein, then Martek shall contribute to the amount paid or payable by such Seller Indemnified Party as a result of any losses, claims, damages, liabilities or expenses referred to herein (i) in such proportion as is appropriate to reflect the relative fault of Martek, on the one hand, and the Seller Indemnified Party, on the other hand. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact, the omission or alleged omission to state a material fact, the violation or alleged violation of law, or the inaccuracy in the representations and warranties relate to information supplied by Martek or the Seller Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement, omission or representation and warranty. If the allocation provided in the second preceding sentence is not permitted by applicable law, then Martek shall contribute to the amount paid or payable by the Seller Indemnified Party in such proportion as is appropriate to reflect not only such relative faults but also the relative benefits of Martek and the Seller Indemnified Party as well as any other relevant equitable considerations. The parties hereto agree that it would not be just and equitable if contributions pursuant to this Section 4.2(c) were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the preceding sentences of this Section 4.2(c). The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in paragraph (b) of this Section 4.2, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in paragraph (b) of this Section 4.2 with respect to the notice of the threat or commencement of any threat or action shall apply if a claim for contribution is to be made under this paragraph (c); provided, however, that no additional notice shall be required with respect to any threat or action for which notice has been given under paragraph (b) for purposes of indemnification pursuant to this Section 4.2. Martek and the Seller Indemnified Parties agree that it would not be just and equitable if contribution pursuant to this Section 4.2 were determined solely by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in this paragraph. No person guilty of fraudulent misrepresentation (within the meaning of

Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

     4.3 Rule 144

          Martek will take all such actions as may be reasonably required such that Rule 144 (or similar rule or regulation hereafter adopted) will be available in connection with any sale of the New Shares by Seller Parties.

5. COVENANTS AND AGREEMENTS OF SELLER

          Seller covenants and agrees with Buyer as follows:

     5.1. Negative Covenants

          Pending and prior to the Closing, Seller will not, and will cause the other Seller Parties not to, without the prior written approval of Buyer, do or agree to do any of the following:

          5.1.1. Dispositions; Mergers

          Sell, assign, lease or otherwise transfer or dispose of any of the Assets; or merge or consolidate with or into any other entity; provided, however, that Seller may sell, assign, lease or otherwise transfer or dispose of any asset expended in the ordinary course of business, consistent with Seller’s past business practices and with customary practices in the contract tolling industry.

          5.1.2. Accounting Principles and Practices

          Change or modify any of Seller’s accounting principles or practices or any method of applying such principles or practices.

          5.1.3. Additional Agreements and Additional Liabilities

          Without prior notice to, and consultation with, Buyer, materially modify or amend any material Assumed Contract or enter into any other contracts, leases, commitments, understandings, licenses, or other agreements pertaining to or affecting the business or operations of Seller (collectively, “Additional Agreements”) or incur any obligation or liability (contingent or absolute) pertaining to or affecting the business or operations of Seller, in excess of Two Hundred Fifty Thousand Dollars ($250,000) in the aggregate (collectively, “Additional Liabilities”), provided, however, that the final decision on whether or not to incur such additional obligation or liability shall be in Seller’s sole discretion.

          5.1.4. Breaches; Employment Contracts

          Do or omit to do any act (or permit such action or omission) outside of the ordinary course of business which will cause a material breach of any Assumed Contract; or enter into or become subject to any employment, labor or union contract, any professional service contract not terminable at will, or any bonus, pension, insurance, profit sharing, incentive, deferred compensation, severance pay, retirement, hospitalization, employee benefit, or other similar plan, except in the ordinary course of business; or increase the compensation payable or to become payable to any employee, except in the ordinary course of business, or pay or arrange to pay any bonus payment to any employee, except (i) as already scheduled as of the date of this Agreement and listed on Schedule 5.1.4 and (ii) the “Service Bonus” in an aggregate amount not to exceed $500,000.

          5.1.5. Actions Affecting Contracts

          Take any action outside the ordinary course of business which may jeopardize the validity or enforceability of or rights under any Assumed Contract, or which may diminish the value thereof, or which may prevent the satisfaction or fulfillment of a condition precedent hereunder.

          5.1.6. Accounts

          Accelerate the collection of accounts receivable, or decelerate the payment of accounts payable, except in order to conform with Seller’s past business practices.

          5.1.7. Representations, Warranties and Covenants

          Take any action or fail to take any action outside the ordinary course of business that would cause any of the representations, warranties or covenants contained herein to be untrue, incorrect or incapable of being performed or satisfied on the Closing Date.

          5.1.8. Employees

          Take any action outside the ordinary course of business at any time to prevent or to discourage any Current Employee from remaining employed in connection with the business and operations of Seller prior to the Closing Date or take any action at any time to prevent or discourage any Current Employee from becoming an employee of Buyer following the Closing Date.

          5.1.9. Modification of CSX Agreements

          Modify or terminate any of the CSX Agreements without the prior written consent of Buyer.

          5.1.10. New Leases

          Enter into any new leases or tenancies with respect to the Property or any personal property without the prior written consent of the Buyer, which consent shall not be unreasonably withheld. Unless, within ten (10) days after receipt by Buyer of a copy of a proposed new lease or tenancy, Buyer shall notify Seller in writing of an objection thereto, Buyer shall be deemed to have consented thereto.

          5.1.11. Exclusivity

          Initiate, solicit, negotiate with respect to or otherwise facilitate any proposal or offer with respect to a business combination, acquisition or similar transaction involving Seller or any subsidiary, or any purchase of any of the Assets, or authorize any person to do so on Seller’s behalf.

     5.2. Affirmative Covenants

          Pending and prior to the Closing Date, Seller will:

          5.2.1. Preserve Existence

          Preserve Seller’s corporate existence, use commercially reasonable efforts to preserve Seller’s business organization intact, use commercially reasonable efforts to preserve for Buyer Seller’s relationships with suppliers, customers, employees and others having business relations with it, and keep all Assets in their present condition, ordinary wear and tear excepted.

          5.2.2. Normal Operations

          Subject to the terms and conditions of this Agreement (including, without limitation, Section 5.1), (i) carry on the businesses and activities of Seller in the ordinary course of business, (ii) pay or otherwise satisfy all obligations (cash and barter) of Seller as they come due and payable; (iii) maintain all Assets in customary repair, order and condition in the ordinary course of business; (iv) maintain Seller’s books of account, records, and files in substantially the same manner as heretofore; and (v) pay the full salary of and any and all other compensation due to each Current Employee through the Closing Date.

          5.2.3. Taxes

          Pay or discharge prior to delinquency all tax liabilities and obligations, including without limitation those for federal, state or local income, property, unemployment, withholding, sales, transfer, stamp, documentary, use and other taxes, except for those taxes that Seller contests in good faith; provided, however, that Seller agrees to notify Buyer of its intention to contest any tax liability or obligation prior to delinquency.

          5.2.4. Partnership and Corporate Action

          Take all partnership and corporate action (including, without limitation, all shareholder action) under the law of any state having jurisdiction over Seller and Astral necessary to effectuate the transactions contemplated by this Agreement and by the other Seller Documents.

          5.2.5. Transfer Tax; Bulk Sales

          Take all necessary action to provide for the payment of all applicable state sales, transfer or use taxes, and to comply with all applicable bulk transfer and similar laws in connection with the transactions contemplated by this Agreement and the other Seller Documents.

          5.2.6. Access

          Upon reasonable prior notice, give to Buyer and Buyer’s authorized representatives reasonable access, during normal business hours and at reasonable times, to Seller’s properties, books, records, contracts, commitments, facilities, premises, and equipment and to Seller’s respective directors, officers, employees, agents and representatives (including, without limitation, the independent accountants of Seller). In addition, Buyer may, upon Seller’s consent, contact creditors, vendors, customers, suppliers, manufacturers and others with whom Seller does business in connection with the business and operations of Seller.

          5.2.7. Other Information

          Provide to Buyer copies of (i) all of the Environmental Reports listed under Category 2 in Schedule 2.25(e) and (ii) all such other information and copies of documents concerning Seller, the operation of Seller, the Assets, and Seller’s customers and suppliers, as Buyer may reasonably request.

          5.2.8. Engineering Inspections

          Prior to the Closing, upon reasonable prior notice, permit Buyer and Buyer’s consulting engineers and other representatives, agents, employees and independent contractors, at Buyer’s expense, to conduct engineering and other tests and inspections of the Assets, in each case, that are reasonable and during normal business hours and at reasonable times.

          5.2.9. Insurance

          Maintain in full force and effect all of Seller’s existing casualty, liability, and other insurance through the day following the Closing Date in amounts not less than those in effect on the date hereof, and, use commercially reasonable efforts, in cooperation with Buyer, to obtain insurance (including, without limitation, general, environmental, products and fiduciary liability insurance policies) for tail coverage, or its equivalent, which policies shall name Buyer and Martek as additional insureds. The cost of such coverage will be shared equally by Seller and Buyer; provided, however, that Seller’s portion of the total aggregate cost shall not exceed Fifty Thousand Dollars ($50,000).

          5.2.10. Financial Statements; Adjustments

          (a) Provide Buyer with unaudited monthly statements of assets and liabilities of Seller, and statements of revenues and expenses reflecting the results of business and operations of Seller for June 2003 and for each month thereafter, within thirty (30) days after the end of each such month.

          (b) Each and every financial statement prepared for each month commencing with June 2003 and until the Closing, will be prepared by Seller in accordance with GAAP applied on a consistent basis throughout the periods involved and as compared with prior periods, and, subject to year-end adjustments, will be true, correct and complete in all material respects, and will present fairly in all material respects the financial positions and results of operations of Seller as of the dates and for the periods indicated.

          (c) Accept and make any adjustments to the financial statements that are requested by Buyer following its review of the compliance of the financial statements with GAAP, provided that such adjustments are acceptable to Seller’s independent accountants.

          5.2.11. Consents and Permits

          Use commercially reasonable efforts to obtain all third party consents, authorizations and approvals required to assign to Buyer the Assumed Contracts and cooperate with Buyer to arrange for transference or reissuance, as applicable, of all permits, licenses and approvals listed on Schedule 2.3.

          5.2.12. CSX Estoppels

          Use commercially reasonable efforts to deliver to Buyer a written certification from CSX, to the following effect: (a) that the CSX Agreements are in full force and effect; (b) that, to CSX’s Knowledge, there are no uncured defaults by Seller; and (c) that the payments currently being paid by Seller are the payments that are due and payable.

          5.2.13. Environmental Liens

          If, as the result of any facts, circumstances or conditions initiated, existing or occurring prior to the Closing Date, an Encumbrance is placed on any part of the Property pursuant to any Environmental Law or in connection with any Environmental Claim, then Seller shall promptly (and, in any event, prior to the earlier to occur of the thirtieth day after the date on which the Representative is first given notice of such lien or the date on which a Governmental Authority first takes action to cause any part of the Property to be sold pursuant to or in connection with the lien) either (i) pay the Claim and remove the lien from the Property, or (ii) with Buyer’s consent, furnish to Buyer a bond or other security satisfactory to Buyer sufficient to discharge in full the Claim from which the Encumbrance arises.

          5.2.14. 401(k) Retirement Plan

          At least one (1) day prior to the Closing Date, adopt resolutions and take such actions as are necessary to terminate its 401(k) retirement plan; provided, however, that, such termination shall be accomplished in compliance with all applicable laws.

          5.2.15. Payment of Accrued Vacation

          Pay to all employees of Seller all of the employee’s accrued, but unused, vacation and sick leave as of the Closing Date. Such payment of unused leave shall be made by Seller to the employees within ten (10) business days after the Closing Date.

     5.3. Confidentiality

          Seller shall maintain strict confidentiality with respect to all documents and information furnished to Seller, Astral or the Management Employees by or on behalf of Buyer in accordance with the terms of the Confidentiality Agreement.

     5.4. Employment Taxes

          To the extent permissible under applicable laws, (i) Buyer shall qualify for and function as a successor employer and utilize the alternative procedure under Internal Revenue Service Revenue Procedure 96-60 with respect to the employees of Seller hired by Buyer for purposes of the Federal Insurance Contributions Act, as codified at 26 U.S.C. Sections. 3101-3128, the Federal Unemployment Tax Act, as codified at 26 U.S.C. Sections. 3101-3311, and (ii) to the extent that Buyer elects, it shall be treated as a successor employer under any applicable state unemployment compensation laws. Seller agrees to provide Buyer with such wage, tax, and other information as may be required for the foregoing purposes.

     5.5. Employees

          Effective upon the Closing, Seller shall release each employee from any obligation to Seller, but Seller shall retain any obligation it may have to each employee with respect to their employment with Seller up to and including the Closing Date, including without limitation with respect to employment, vacation, training or educational benefits, severance pay or other termination benefits, and shall indemnify Buyer in accordance with Section 11.2 for any claim with respect thereto by any employee.

     5.6. Removal of Materials

          Except for the materials and other items set forth on Schedule 5.6, which materials and other items Seller agrees to remove from the Property prior to Closing, at Seller’s sole cost and expense and in accordance with all applicable laws, remove from the Property, as soon as possible after prior written notice from Buyer, but in no event later than thirty (30) days after Closing, any building materials or other items located in or around the Property as of the Closing Date which constitute Hazardous Waste (as defined under RCRA) and for which there is a Release or threat of Release, , at Seller’s cost and expense and in accordance with all applicable laws.

6.     COVENANTS AND AGREEMENTS OF BUYER

          Martek and Buyer covenant and agree with Seller as follows:

     6.1. Confidentiality

          Maintain strict confidentiality with respect to all documents and information furnished to Buyer by or on behalf of Seller, excluding those documents and information included among the Assets after the Closing, in accordance with the terms of the Confidentiality Agreement.

     6.2. Corporate Action

          Prior to the Closing, take all corporate action under the law of its respective state of incorporation necessary to effectuate the transactions contemplated by this Agreement and the other Buyer Documents.

     6.3. Employment of Employees

          Upon review by Martek and Buyer to ascertain a record of satisfactory performance, offer employment to the Current Employees on the same general terms and conditions by which the Current Employees are employed by Seller and, each of whom, upon accepting employment with Buyer, shall be eligible to participate in Martek’s standard benefits package, including Martek’s 401(k) plan. In addition, each Current Employee accepting employment with Buyer shall receive Martek stock option grants in such amounts and on such terms as are customary for Martek employees of similar position, experience and salary.

     6.4. Employment of Management Employees

          Martek and each Management Employee covenant and agree to negotiate in good faith to establish mutually acceptable salaries and employment terms, which shall include a mutually acceptable salary adjustment, for each Management Employee. Each Management Employee accepting such employment shall (i) be entitled to the same benefits offered to the Current Employees in Section 6.3, (ii) receive stock options to purchase 25,000 shares of Martek common stock, which options shall have an exercise price equal to the closing price for Martek common stock on the Closing Date and which shall vest in equal annual installments over a three-year period based on continued employment with Martek, and have a ten-year (10-year) term subject to earlier termination in the event of the termination of the Management Employee’s employment with Martek, (iii) be eligible to participate in Martek’s bonus program, and (iv) be eligible to participate in annual Martek stock option grants.

     6.5. Access

          From the date hereof until the Closing, allow the Management Employees, upon reasonable notice to Buyer, reasonable access to the facilities and personnel of Martek, on terms and conditions reasonably acceptable to Martek, and to permit the Management Employees to make such inspections as they may reasonably require.

     6.6. Martek’s 401(k) Plan

          Martek shall take such actions as are necessary to insure that Martek’s 401(k) plan will accept qualified rollover contributions from Seller’s 401(k) plan, as well as the transfer or replacement of outstanding loans relating to employees who accept employment with Buyer.

     6.7 Conditions to Close

          Use commercially reasonable efforts to satisfy those conditions set forth in Sections 7.5, 7.6 and 7.8.

7.     CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

          The obligations of Buyer to purchase the Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Buyer) at or prior to the Closing of each of the following conditions:

     7.1. Representations and Covenants

          The representations and warranties of Seller made in this Agreement or in any other Seller Document shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Seller, Astral and the Management Employees shall have performed and complied in all material respects with all covenants and agreements required by this Agreement or any other Seller Document to be performed or complied with by them prior to the Closing.

     7.2. Consents

          Seller shall have obtained prior to the Closing Date all consents, authorizations and approvals listed on Schedule 7.2 (the “Material Consents”).

     7.3. Delivery of Documents

          Seller shall have delivered to Buyer all agreements, instruments and documents required to be delivered by Seller to Buyer pursuant to Section 9.2.

     7.4. Financial Statements

          Seller shall have provided Buyer with the financial statements referred to in Section 5.2.10 hereof.

     7.5. Title Insurance

          Buyer shall secure a Title Commitment, in form and substance satisfactory to Buyer, naming Buyer as the proposed insured for an owners’ policy of title insurance (the “Title Policy”), on American Land Title Association standard form of owners’ marketability policy (ALTA Form B-1970).

     7.6. Current Survey

          Buyer shall have prepared a current, as-built survey of the Property and the Retained Real Property (the “Survey”) in form and substance satisfactory to Buyer in its sole discretion, certified and dated as of a date subsequent to the date hereof, duly prepared and certified by a registered land surveyor duly licensed in the State of South Carolina selected by Buyer.

     7.7. Legal Proceedings

          No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled or otherwise terminated) which might restrain, prohibit or invalidate the transactions contemplated by this Agreement or any other Seller Document or prevent, limit, restrict or impair the ownership, use, operation or enjoyment of the Assets by Buyer, other than an action or proceeding instituted or threatened by Buyer.

     7.8. Genencor International, Inc. Note

          Buyer and Genencor International, Inc. shall have renegotiated the Note and Mortgage on terms acceptable to Martek and Seller.

     7.9. Satisfactory Resolution of Liabilities

          Buyer shall be satisfied, in its sole discretion, with the resolution of the Excluded Liabilities.

     7.10. Employment Arrangements

          Buyer shall have entered into employment arrangements satisfactory to Martek, to be effective on the Closing Date, with at least 80 Current Employees and each Management Employee, including, a proprietary information, inventions and non-solicitation agreement, in the form attached hereto as Exhibit D.

     7.11. Absence of Material Change

          Neither the business nor the Assets shall have suffered a material adverse change since the date of this Agreement, and there shall have been no changes since the date of this Agreement in the business, operations, prospects, condition (financial or otherwise), properties, assets or liabilities of Seller or of the Assets (regardless of whether or not such events or changes are consistent with the representations and warranties given herein by Seller), except changes contemplated by this Agreement and changes in the ordinary course of business which are not (either individually or in the aggregate) materially adverse.

     7.12. Termination of Seller’s Retiree Health Insurance Plan

          Seller shall have provided Martek with evidence that it has taken all such actions as are necessary to terminate the provisions of the health insurance plan relating to retiree health care.

     7.13. Failure of Condition

          If Buyer is unable to secure and be satisfied with the Title Policy or the Survey, or the transfer or reissuance of any permit, license or approval listed on

Schedule 2.3, or the certificates and permits in accordance with Section 2.25(c), or if the results of any inspection or testing contemplated pursuant to Section 5.2.8 are unacceptable to Buyer, or if the results of Buyer’s review of any of the documents provided pursuant to Section 5.2.7(i) are unacceptable to Buyer, or if any of said covenants, agreements, statements, undertakings, representations or warranties as described in Section 2 and Section 5 shall not be so true and correct in all material respects, or shall not have been so fulfilled in all material respects as of the Closing, or if the Closing shall not occur by the close of business on the last date therefor as specified in Section 12, or if Seller shall fail or be unable to deliver to Buyer the documents referred to in Section 9.2, or if any other condition set forth in this Section 7 to be satisfied by Seller at or prior to the Closing shall not have been satisfied, then in any such event Buyer shall have the right to give to Seller written notice of a failure of condition and to thereby terminate this Agreement and Buyer shall be released and discharged from any further obligations to Seller, and this Agreement shall become null and void; provided, however, that notwithstanding the foregoing right, Buyer shall be entitled to maintain an action for breach of this Agreement, damages, specific performance or any other relief whatsoever, as described in Section 14 of this Agreement.

     7.14. Additional Agreements and Additional Liabilities

          If Seller shall have entered into any Additional Agreement or incurred any Additional Liability without prior notice to and consultation with Buyer as provided in Section 5.1.3, or subsequent to Buyer’s written objection to such Additional Agreement or Additional Liability, which objection shall be provided within five days after receiving written notice from Seller of Seller’s decision to enter into any Additional Agreement or incur any Additional Liability, Buyer shall be satisfied, in its sole discretion, with its assumption of such Additional Agreement or Additional Liability.

8.     CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

          The obligations of Seller to sell, transfer, convey and deliver the Assets and to proceed with the Closing are subject to the satisfaction (or waiver in writing by Seller) at or prior to the Closing of each of the following conditions:

     8.1. Representations and Covenants

          The representations and warranties of Buyer made in this Agreement or in any other Buyer Document shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made on and as of the Closing Date; and Buyer shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing.

     8.2 Consents

          Seller shall have obtained all Material Consents, and Buyer shall have assumed all Additional Agreements and Additional Liabilities.

     8.3. Delivery by Buyer

          Buyer shall have delivered to Seller the Purchase Price and all agreements, instruments and documents required to be delivered by Buyer to Seller pursuant to Section 9.3.

     8.4. Legal Proceedings

          No action or proceeding by or before any Governmental Authority shall have been instituted or threatened (and not subsequently dismissed, settled, or otherwise terminated) that might restrain, prohibit, or invalidate the transactions contemplated by this Agreement, other than an action or proceeding instituted or threatened by Seller.

     8.5. Grant of Stock Options

          The compensation committee of Martek’s Board of Directors shall have approved the grant of the stock options to the Management Employees as provided in Section 6.4.

     8.6. Failure of Condition

          If any of said covenants, agreements, statements, undertakings, representations or warranties as described in Sections 3, 4 and 6 shall not be so true and correct in all material respects, or shall not have been so fulfilled in all material respects, as of the Closing, or if the Closing shall not occur by the close of business on the last date therefor as specified in Section 12, or if Buyer shall fail or be unable to deliver to Seller the documents referred to in Section 9.3, or if any other condition set forth in this Section 8 to be satisfied by Buyer at or prior to Closing shall not have been satisfied, then in any such event Seller shall have the right to terminate this Agreement, and Seller shall be released and discharged from any further obligations to Buyer, and this Agreement shall become null and void; provided, however, that notwithstanding the foregoing right, Seller shall be entitled to maintain an action for breach of this Agreement, damages, specific performance or any other relief whatsoever, as described in Section 14 of this Agreement.

9.     THE CLOSING

     9.1. Closing

          The Closing hereunder shall be held within ten (10) business days following the first date on which all of the conditions set forth in Sections 7 and 8 have been satisfied or waived by Seller, Buyer or Martek, as appropriate (the “Closing Date”). The Closing shall be held at 10:00 a.m. local time at the offices of Hogan & Hartson L.L.P. in Baltimore, Maryland or at such other time and place as the parties may agree.

     9.2. Delivery by Seller

          At or before the Closing, Seller shall deliver to Buyer the following (unless waived in writing by Buyer); provided that the items listed in Sections 9.2.4 and 9.2.5 shall be deemed “delivered” and satisfied by Seller having made such items available to Buyer at the Property:

          9.2.1. Warranty Deed

          A Special Warranty Deed, dated the Closing Date, in the form of the annexed Exhibit F, in recordable form duly executed by Seller and conveying to Buyer good, fee simple, marketable title to the Property with the legal description provided in the Title Commitment.

          9.2.2. Bill of Sale (Personalty)

          A bill of sale, dated the Closing Date, in the form of the annexed Exhibit A, duly executed by Seller.

          9.2.3. Assignment of CSX Agreements

          An Assignment of CSX Agreements, dated the Closing Date, in a form to be agreed upon among CSX, Buyer and Seller.

          9.2.4. Books and Records

          All books and records pertaining to the operation of the Assets.

          9.2.5. Original Documents

          If Seller has same in its possession or has access thereto, the originals or true and correct copies of all agreements and documents affecting the Property or the Assets, such as, by way of example only, surveys, blueprints, drawings, plans and specifications, maintenance contracts, service agreements, equipment warranties, garbage removal contracts and security contracts, ad valorem tax records, utility bills for prior periods, any certificates of occupancy, nonresidential use permits and inspection, and invoices and bills for tenant work and other improvements on the Property within the past twelve (12) months.

          9.2.6. Opinion of Seller’s Counsel

          An opinion of counsel to Seller, in form and substance acceptable to counsel for Buyer, to the effect that:

               (i) Seller is a limited partnership that has been duly organized and is validly existing and in good standing under the laws of the State of Georgia and is duly qualified to do business and is in good standing as a foreign limited partnership in the State of South Carolina.

               (ii) Seller has the partnership power and authority to enter into and perform this Agreement and all other agreements delivered in connection herewith or in connection with the Closing, and the execution, delivery and performance of this Agreement and of all such other agreements have been duly authorized by all requisite partnership action.

               (iii) This Agreement and all other agreements delivered in connection herewith or in connection with the Closing have been duly executed and delivered by Seller and are valid and binding agreements of Seller as if such Agreements were governed by the laws of the State of North Carolina.

               (iv) The execution and delivery of this Agreement and of all other agreements delivered in connection herewith or with the Closing, the performance by Seller of their terms, and the execution and delivery of all documents required in connection with the Closing will not conflict with or result in a violation of the partnership agreement of Seller or any Scheduled Contract set forth on Schedule 9.2.6(iv) or any order, writ, judgment or decree known to such counsel to which Seller is a party or to which Seller, the Property or the Assets is subject.

               (v) To counsel’s knowledge, there is no action, suit, claim, arbitration, proceeding or investigation pending or threatened against any of Sellers, the Property or the Assets, or any part thereof, which might result in any material, adverse change pertaining to the Property or the Assets, or the operation thereof, or which questions the validity of this Agreement or any action taken in, under or in connection with any of the provisions of this Agreement.

               (vi) The courts of the State of South Carolina and any federal court sitting in South Carolina and applying existing South Carolina law should give effect to the governing law provision contained in the Agreement and, accordingly, would apply the laws of the State of Maryland (other than its conflict-of-laws principles) to the Agreement.

          9.2.7. Foreign Person Affidavit

          A sworn statement of Seller made under oath and under penalties of perjury that Seller is not a “Foreign Person” and containing such information as shall be required by Code Section 1445(b)(2) and the regulations issued thereunder. In the event that Seller is a “foreign person” (as defined in Code Section 1445(f)(3) and the regulations issued thereunder) or in the event that Seller fails or refuses to deliver the Non-Foreign Affidavit required above, or in the event that Buyer receives notice from any Seller-transferor’s agent or Buyer-transferee’s agent (each as defined in Code Section 1445(d) and the regulations issued thereunder) that, or Buyer has actual knowledge that, such affidavit is false, Buyer shall deduct and withhold from the purchase price a tax equal to ten percent (10%) of the purchase price, as required by Code Section 1445. In the event of any such withholding, Seller’s obligation to deliver title hereunder shall not be excused or otherwise affected, Buyer shall remit such amount to and file the required form with the Internal Revenue Service, and Seller in the event of any claimed over-withholding shall be limited solely to an action against the Internal Revenue Service for refund and hereby waives any right of action against Buyer on account of such withholding. If Buyer receives prior to settlement an original of a “qualifying statement” as defined in Code Section 1445(b)(4), the amount of tax withheld shall be reduced by any reduction permitted by such qualifying statement.

          9.2.8. Consents

          Originals of all Material Consents and the other consents, to the extent obtained, listed on Schedule 2.2.

          9.2.9. Certificate Concerning Amendments and Additional Agreements

          A certificate of Seller describing all amendments or modifications to any Assumed Contract and all Additional Agreements and Additional Liabilities made, entered into or incurred between the date hereof and the Closing Date, and certifying that each amendment or modification and/or each such Additional Agreement or Additional Liability, as the case may be, were entered into in accordance with Section 5.1.

          9.2.10. UCC Report

          A report dated not more than twenty (20) days prior to the Closing Date of the appropriate filing offices in the jurisdictions specified in Schedule 9.2.10 evidencing no financing statements, tax liens, mechanic’s, materialmen’s or other statutory liens on file with respect to the Assets (other than financing statements evidencing lease filings), or if such report evidences that financing statements, tax liens, mechanic’s, materialmen’s or other statutory liens are on file with respect to any of the Assets, a termination statement or other appropriate document signed by a secured party or lienholder evidencing the release or termination of such financing statement or such lien and, if applicable, a pay-off letter from such secured party or lienholder.

          9.2.11. Certified Resolutions

          A certificate of the Secretary of each of Seller and Astral: (i) attaching their respective organizational documents, (ii) attaching resolutions of the partners or board of directors, as the case may be, in connection with the authorization and approval of the execution, delivery and performance by Seller of this Agreement and Seller Documents; and (iii) setting forth the incumbency of the officer or officers of Seller or Astral, as the case may be, who have executed and delivered this Agreement and each other Seller Document, including therein a signature specimen of each such officer or officers.

          9.2.12. Officers’ Certificates

                    (i) Certificates of Seller and Astral signed by the President and the Secretary of each certifying that the representations and warranties of Seller made herein and in the other Seller Documents were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Seller has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Seller on or prior to the Closing; and

                    (ii) A certificate signed by the Secretaries of Seller and Astral as to the incumbency of the officers of Seller executing this Agreement or any of the other Seller Documents on behalf of Seller.

          9.2.13. Seller’s IRS Form 8594

          Internal Revenue Service Form 8594 completed by Seller in connection with the acquisition of the Assets by Buyer.

          9.2.14. Expense Payment

          A check or checks, or evidences of payment, with respect to the expenses payable by Seller as described in Section 17.

          9.2.15. Keys

          A set of all Keys to the Improvements.

          9.2.16. Title Company Documents

          (a) Evidence reasonably satisfactory to the Title Company respecting the due organization of Seller and the due authorization and execution by Seller of this Agreement and the documents required to be delivered hereunder;

          (b) a mechanic’s lien, gap and possession affidavit in such form as may be required by the Title Company in order to delete the standard mechanic’s lien, gap and parties in possession exception; and

          (c) any other document or instruments as may be reasonably requested by Seller or the Title Company to effectuate the transactions contemplated by this Agreement and to induce the Title Company to insure title to the Property and the Improvements.

          9.2.17. Agreements and Instruments

          The following agreements and instruments:

          (a) the Assignment of Receivables;

          (b) the Post-Closing Escrow Agreement;

          (c) the Special Warranty Deed;

          (d) the Assignment of Contracts;

          (e) the Assignment of Licenses;

          (f) the Bill of Sale;

          (g) the Assumption Agreement;

          (h) the proprietary rights, inventions and non-solicitation agreements as required under Section 7.10;

          (i) the written certification from CSX as required under Section 5.2.12; and

          (i) such other certificates, opinions, instruments or documents as Buyer may reasonably request in order to effect and document the transactions contemplated hereby.

          9.2.18. Proof of Insurance

          Proof that the tail insurance policy for products liability required pursuant to Section 5.2.9 has been obtained.

          9.2.19 Easement and Shared Facilities Agreement.

          The Amended and Restated Easement and Shared Facilities Agreement with CBT Enterprises, LLC (“CBT”) providing for certain shared facilities and easements with CBT, in form and substance satisfactory to Buyer in its sole discretion.

          9.2.20 Access Easement Agreement

          The Access Easement Agreement with CBT providing certain access easements to the Property, in form and substance satisfactory to Buyer in its sole discretion.

          9.2.21 Additional Environmental Reports

          Copies of the Environmental Reports listed under Category 2 on Schedule 2.25(e).

          9.2.22 Disposal or Treatment of Hazardous Materials

          A listing of all off-site locations where Seller has arranged, by contract, agreement, or otherwise for the transportation, disposal or treatment of Hazardous Materials such that it is or could be liable for Remediation of such location pursuant to Environmental Laws.

     9.3. Delivery by Buyer.

          At or before the Closing, Buyer shall deliver to Seller the following (unless waived in writing by Seller):

          9.3.1. Purchase Price Payment

          The Purchase Price in the amount and manner set forth in Section 1.

          9.3.2. Agreements and Instruments

          The following agreements and instruments:

          (a) the Assumption Agreement;

          (b) the Post-Closing Escrow Agreement;

          (c) the Assignment of Receivables;

          (d) the employment agreements referred to in Section 6.4 for those Management Employees accepting employment with Buyer;

          (e) evidence that all obligations and liabilities under the Note and Mortgage and the other long-term debt of Seller have been assumed or paid off by Buyer and that Seller and its affiliates have been released in full from the same;

          (f) a resale certificate for the purchased inventory;

          (g) such other certificates, opinions, instruments or documents as Seller may reasonably request in order to effect and document the transactions contemplated hereby.

          (h) an agreement, in form and substance satisfactory to the Management Employees, granting the Management Employees access to certain portions of the Property for recreational purposes.

          9.3.3. Certified Resolutions

          Copies of the resolutions of the directors of Buyer and Martek, certified as being correct and complete and then in full force and effect, authorizing the execution, delivery and performance of this Agreement and of the other Buyer Documents, and the consummation of the transactions contemplated hereby and thereby.

          9.3.4. Officers’ Certificate

          A certificate of Buyer signed by the President and the Secretary of Buyer certifying that the representations and warranties of Buyer made herein were true and correct in all material respects as of the date of this Agreement and are true and correct in all material respects as of the Closing Date, and that Buyer has performed and complied in all material respects with all covenants and agreements required to be performed or complied with by Buyer prior to the Closing.

          9.3.5. Opinion of Buyer’s Counsel

          An opinion of counsel to Buyer to the effect that:

          (a) Buyer is a corporation that has been duly organized and is validly existing and in good standing under the laws of the State of Delaware.

          (b) Buyer and Martek have the corporate power and authority to enter into and perform this Agreement and all other agreements delivered in connection herewith or in connection with the Closing, and the execution, delivery and performance of this Agreement and of all such other agreements have been duly authorized by all requisite corporate action.

          (c) This Agreement and all other agreements delivered in connection herewith or in connection with the Closing have been duly executed and delivered by Buyer and are valid and binding agreements of Buyer.

          (d) The execution and delivery of this Agreement and of all other agreements delivered in connection herewith or with the Closing, the performance by Buyer of their terms, and the execution and delivery of all documents required in connection with the Closing will not conflict with or result in a violation of Buyer’s Certificate of Incorporation.

          (e) When issued in accordance with the provisions of the Agreement, the New Shares will be validly issued, fully paid and non-assessable.

          9.3.6. Buyer’s IRS Form 8594

          Internal Revenue Service Form 8594 completed by Buyer in connection with the acquisition of the Assets by Buyer.

10.     CONDEMNATION AND CASUALTY

     10.1. Procedure Upon Condemnation or Substantial Fire or Other Casualty

          If prior to the Closing, the Property is condemned in whole or in part, or if the Improvements or Assets are damaged by fire or other casualty, Buyer shall have the right, upon notice in writing to Seller, to terminate this Agreement, and thereupon the parties shall be released and discharged from any further obligations to each other, and this Agreement shall become null and void.

     10.2. Risk of Loss

          Subject to the provisions of this Section 10, the risk of loss or damage to the Property and the Assets shall remain with Seller until the effectiveness of the Closing on the Closing Date.

11.     SURVIVAL; INDEMNIFICATION

     11.1. Survival of Seller’s Representations and Warranties

          (a) The indemnity obligations under Section 11.2 shall survive the Closing Date for a period of two (2) years, and shall survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of Buyer.

          (b) All covenants of Seller that are to be performed in whole or in part after the Closing Date shall survive the Closing Date, continue in effect and expire in accordance with their respective terms.

     11.2. Indemnification by Seller

          Subject to the conditions and provisions of Sections 11.5 and 11.7, Seller agrees to indemnify, defend and hold harmless Buyer and/or Martek from, against and with respect to any and all demands, claims, complaints, actions or causes of action, suits, proceedings, investigations, arbitrations, assessments, losses, damages, liabilities, costs and expenses (including, but not limited to, interest, penalties and reasonable attorneys’ fees and disbursements) asserted against, imposed upon or incurred by Buyer and/or Martek, directly or indirectly, whether or not involving a third party claim, by reason of or resulting from or in connection with (i) any liability or obligation of or claim against Seller (whether absolute, accrued, contingent or otherwise and whether a contractual, tax or any other type of liability or obligation or claim) not expressly assumed by Buyer pursuant to Section 1.4, arising out of, relating to or resulting from the business of Seller, or relating to or resulting from the Assets during the period prior to the Closing Date, including without limitation, any Environmental Claim; (ii) any misrepresentation or breach of the representations and warranties of Seller contained in or made pursuant to this Agreement or any other Seller Document; or (iii) any noncompliance by Seller, Astral and the Management Employees with any covenants, agreements or undertakings of Seller, Astral and the Management Employees contained in or made pursuant to this Agreement or any other Seller Document.

     11.3. Survival of Buyer’s Representations

          (a) The representations and warranties made by Buyer in this Agreement or pursuant hereto shall survive the Closing Date for a period of two (2) years, and shall also survive and shall be unaffected by (and shall not be deemed waived by) any investigation, audit, appraisal or inspection at any time made by or on behalf of Seller.

          (b) All covenants of Buyer that are to be performed in whole or in part after the Closing Date shall survive the Closing Date, continue in effect and expire in accordance with their respective terms.

     11.4. Indemnification by Martek

          In addition to Martek’s indemnification obligations in Section 4.2 and subject to the conditions and provisions of Sections 11.5 and 11.7, Martek hereby agrees to indemnify, defend and hold harmless Seller, Astral and the Management Employees from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including, but not limited to, interest, penalties and reasonable attorneys’ fees and disbursements, asserted against, imposed upon or incurred by Seller, Astral or the Management Employees, directly or indirectly, whether or not involving a third-party claim, by reason of or resulting from (i) any liability or obligation of or claims against Seller (whether absolute, accrued, contingent or otherwise and whether contractual, tax or any other type of liability or obligation or claim) expressly assumed by Buyer pursuant to Section 1.4; (ii) any misrepresentation or breach of the representations and warranties of Martek or Buyer, as the case may be, contained in or made pursuant to this Agreement or any Buyer Document; or (iii) any noncompliance by Martek or Buyer with any covenants, agreements or undertakings of Buyer contained in or made pursuant to this Agreement or any Buyer Document.

     11.5. Conditions of Indemnification

          (a) The party seeking indemnification (the “Indemnified Party”) must give the other party or parties, as the case may be (the “Indemnifying Party”), notice of any claim as to which recovery may be sought against the Indemnifying Party because of the indemnities set forth in this Section 11 promptly after the Indemnified Party receives notice thereof, provided that the failure to give such notice shall not affect the rights of the Indemnified Party hereunder except to the extent that the Indemnifying Party shall have suffered actual damage by reason of such failure.

          (b) If such indemnity shall arise from the claim of a third party, the Indemnifying Party shall have the right to undertake, by counsel or other representatives of its own choosing, the defense of such claim at the Indemnifying Party’s risk and expense.

          (c) In the event that the Indemnifying Party shall elect not to undertake such defense as provided in (b) above, or within a reasonable time after notice of any such claim of a third party from the Indemnified Party shall fail to defend, the Indemnified Party (upon further written notice to the Indemnifying Party) shall have the right to undertake the defense, compromise or settlement of such claim, by counsel or other representatives of its own choosing, on behalf of and for the account and risk of the Indemnifying Party (subject to the right of the Indemnifying Party to assume defense of such claim at any time prior to settlement, compromise or final determination thereof). In such event, the Indemnifying Party shall pay to the Indemnified Party, in addition to the other sums required to be paid hereunder, the costs and expenses incurred by the Indemnified Party in connection with such defense, compromise or settlement as and when such costs and expenses are so incurred.

          (d) Anything in this Section 11.5 to the contrary notwithstanding, if there is a reasonable probability that a claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, (i) the Indemnified Party shall have the right, at its own cost and expense, to participate in the defense, compromise or settlement of the claim, (ii) the Indemnifying Party shall not, without the Indemnified Party’s written consent (such consent not to be unreasonably withheld), settle or compromise any claim or consent to entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim in form and substance satisfactory to the Indemnified Party, (iii) in the event that the Indemnifying Party undertakes defense of any claim, the Indemnified Party, by counsel or other representative of its own choosing and at its sole cost and expense, shall have the right to consult with the Indemnifying Party and its counsel or other representatives concerning such claim and the Indemnifying Party and the Indemnified Party and their respective counsel or other representatives shall cooperate with respect to such claim, and (iv) in the event that the Indemnifying Party undertakes defense of any claim, the Indemnifying Party shall have an obligation to keep the Indemnified Party informed of the status of the defense of such claim and to furnish the Indemnified Party with all documents, instruments and information that the Indemnified Party shall reasonably request in connection therewith.

The indemnification obligations under this Section 11 shall survive the Closing Date and, to the extent relating to any representation, warranty or covenant, shall terminate on the expiration date of the representation, warranty or covenant to which it relates.

     11.6. Post-Closing Escrow

          On the Closing Date, pursuant to the terms and conditions of the Post-Closing Escrow Agreement, Buyer shall deposit the Milestone Shares in an escrow account with the Post-Closing Escrow Agent for the purpose of (a) satisfying any unascertained claim Buyer may have under this Section 11 after the Closing Date and (b) holding the Milestone Shares pending the occurrence of the conditions set forth in Section 1.2.

     11.7. Limitations on Indemnification

          (a) Seller shall not be required to indemnify Buyer and/or Martek under Section 11.2 based on a breach of a representation or warranty until the aggregate amount of all such losses exceeds $100,000, whereupon Seller shall be required to indemnify Buyer and/or Martek in respect of such losses to the extent (and only to the extent) that such losses exceed $100,000.

          (b) Seller’s liability for losses, damages or other liability under Section 11.2 shall be limited to the Milestone Shares held in escrow pursuant to the Post-Closing Escrow Agreement and any proceeds received from the insurance referred to in Section 5.2.9; provided that each of Martek, Buyer and Seller agrees that, to the extent reasonably possible, proceeds under the insurance referred to in Section 5.2.9 shall be collected and applied with respect to Seller’s liability for losses, damages or other liabilities under Section 11.2 before applying the Milestone Shares so long as such proceeds are collected within sixty (60) days after Buyer or Martek incurs such loss, damage or other liability.

          (c) Except for Buyer’s remedy of specific performance provided in Section 14, this Section 11 shall provide the sole and exclusive remedy for any and all losses, damages or other liability sustained or incurred by Buyer and/or Martek or their successors or assigns resulting from or in connection with any event described in Section 11.2.

          (d) Except for Seller’s remedy of specific performance as provided in Section 14, this Section 11 shall provide the sole and exclusive remedy for any and all losses, damages or other liability sustained or incurred by Seller, Astral and the Management Employees or their successors or assigns resulting from or in connection with any event described in Section 11.4.

          (e) The amount of any obligations and liabilities for which indemnification is provided under this Section 11 shall be reduced by any related recoveries to which the Indemnified Party receives under insurance policies (including without limitation the insurance referred to in Section 5.2.9) or other related payments received from third parties.

          (f) Notwithstanding anything to the contrary herein, the existence of this Section 11 and of the rights and restrictions set forth herein do not limit any (i) any type of statutory or common law remedy (i.e., any remedy not based on any indemnity right provided in this Section 11) with respect to any knowing (meaning actual knowledge) or intentional breach of the representations and warranties or covenants contained in this Agreement or any Seller Document or Buyer Document, as the case may be, or (ii) any equitable or legal remedies for claims based on fraud.

12. TERMINATION

          If the Closing has not occurred on or before September 30, 2003, then either Buyer or Seller may, upon written notice to the other parties hereto, terminate this Agreement, provided, that the party seeking to terminate this Agreement under this Section 12 shall not be in default under this Agreement. Upon termination of this Agreement in accordance with this Section 12, Section 7.13, Section 8.6 or Section 10.1, this Agreement shall be deemed null, void, and of no further force and effect (except for Sections 5.3, 6.1, and 16, which shall survive such termination).

13. ALLOCATION OF PURCHASE PRICE

          Seller and Buyer each represent, warrant, covenant, and agree with each other that the Purchase Price shall be allocated among the Assets, as set forth on Schedule 13, which allocation shall be updated as of the Closing Date. Seller and

Buyer agree (i) that any such allocation shall be consistent with the requirements of Section 1060 of the Code and the regulations thereunder, and (ii) that neither party will take a position on any income tax returns and reports, before any Governmental Authority charged with the collection of any such tax or in any judicial proceeding, that is in any manner inconsistent with the terms of any such allocation without the consent of the other party.

14. REMEDIES

          (a) Each party hereto acknowledges that the Assets to be sold and delivered to Buyer pursuant to this Agreement are unique and that Buyer has no adequate remedy at law if Seller shall fail to perform any of its obligations hereunder, and Seller therefore confirms and agrees that Buyer’s right to specific performance is essential to protect the rights and interests of Buyer. Accordingly, in addition to any other remedies which Buyer may have under Section 11, Seller hereby agrees that Buyer shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Seller and that Buyer shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

          (b) Each party hereto acknowledges that the actions to be taken by Seller pursuant to this Agreement are unique and that Seller has no adequate remedy at law if Buyer or Martek, as applicable, shall fail to perform any of its obligations hereunder, and Buyer and Martek therefore confirm and agree that Seller’s right to specific performance of this Agreement is essential to protect the rights and interests of Seller. Accordingly, in addition to any other remedies which Seller may have under Section 11, Martek and Buyer hereby agree that Seller shall have the right to have all obligations, undertakings, agreements and other provisions of this Agreement specifically performed by Martek and Buyer, as the case may be, and that Seller shall have the right to obtain an order or decree of such specific performance in any of the courts of the United States or of any state or other political subdivision thereof.

15. ADDITIONAL ACTIONS AND DOCUMENTS

          Each of the parties hereto agrees that it will, at any time, prior to, at or after the Closing Date, take or cause to be taken such further actions, and execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, and obtain such consents, as may be necessary or reasonably requested in connection with the consummation of the purchase and sale contemplated by this Agreement or in order to fully effectuate the purposes, terms and conditions of this Agreement. In addition, Buyer agrees to provide reasonable access after the Closing Date to representatives of Seller to the books and records referred to in Section 9.2.4 if Seller needs to review the same for any tax-related issues that may arise or for preparing tax returns.

16. BROKERS

          Seller represents to Buyer that, other than engaging Webster, Rogers LLP (the fees and expenses for which shall be paid by Seller), Seller has not engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to any broker, finder or agent in connection with the transactions contemplated by this Agreement; Martek and Buyer represent to Seller that neither Martek nor Buyer has engaged, or incurred any unpaid liability (for any brokerage fees, finders’ fees, commissions or otherwise) to, any broker, finder or agent in connection with the transactions contemplated by this Agreement; and Seller agrees to indemnify Martek and Buyer, and Martek and Buyer agree to indemnify Seller, jointly and severally, against any claims asserted against the other parties for any such fees or commissions by any person purporting to act or to have acted for or on behalf of the indemnifying party. Notwithstanding any other provision of this Agreement, this representation and warranty shall survive the Closing without limitation.

17. EXPENSES

          Each party hereto shall pay its own expenses incurred in connection with this Agreement and in the preparation for and consummation of the transactions provided for herein. Notwithstanding the foregoing, (a) Seller shall pay the cost of conveyances, all notary fees, all filing and application fees to any federal, state or local agency, all sales, stamp, documentary, transfer, and recording taxes and fees applicable to the transactions contemplated by this Agreement and the instruments and documents called for hereunder, and (b) Buyer shall pay all fees and expenses relating to the Title Commitment, the Survey and other due diligence and inspections of Seller’s business and operation and the Assets and Improvements.

18. NOTICES

          All notices, demands, requests, or other communications which may be or are required to be given or made by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, mailed by first-class registered or certified mail, return receipt requested, postage prepaid, delivered by overnight air courier, or transmitted by telegram, telex, or facsimile transmission addressed as follows:

(i)	If to Buyer:
Martek Biosciences Corporation 6480 Dobbin Road Columbia, Maryland 21045 Facsimile:(410) 740-2985 Attention:George Barker, General Counsel
with a copy (which shall not constitute notice) to:
Hogan & Hartson L.L.P. 111 South Calvert Street Suite 1600 Baltimore, Maryland 21202 Facsimile: (410) 539-6981 Attention: Michael J. Silver
(ii)	If to Seller:
FermPro Manufacturing L.P. Highway 52 North P.O. Box 5000 Kingstree, South Carolina 29556 Facsimile: (843) 382-8676 Attention: Barney B. Easterling, Jr., President and Chief Executive Officer
with a copy (which shall not constitute notice) to:
Robinson, Bradshaw & Hinson, P.A. 101 North Tryon Street, Suite 1900 Charlotte, North Carolina 28246 Facsimile: (704) 378-4000 Attention: Stephan Willen

or such other address as the addressee may indicate by written notice to the other parties.

          Each notice, demand, request, or communication which shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, the affidavit of messenger or (with respect to a telex) the answerback being deemed conclusive but not exclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

19. WAIVER

          No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement or under any other instrument or document given in connection with or pursuant to this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege, or the exercise of any other right, power or privilege. No waiver shall be valid against any party hereto unless made in writing and signed by the party against whom enforcement of such waiver is sought and then only to the extent expressly specified therein.

20. BENEFIT AND ASSIGNMENT

          Except as hereinafter specifically provided in this Section 20, no party hereto shall assign this Agreement, in whole or in part, whether by operation of law or otherwise, without the prior written consent of Seller (if the assignor is Buyer) or Buyer (if the assignors are Seller, Astral or the Management Employees); and any purported assignment contrary to the terms hereof shall be null, void and of no force and effect. In no event shall any assignment by Seller, Astral or the Management Employees of their rights and obligations under this Agreement, whether before or after the Closing, release them from their liabilities hereunder. Notwithstanding the foregoing, and except for any obligation expressly naming Martek, Buyer or any permitted assignee of Buyer may assign this Agreement and any and all rights hereunder, in whole or in part, to any subsidiary of Buyer, but in no event shall any assignment of Martek release it from its liabilities hereunder.

          This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted hereunder. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns as permitted hereunder.

21. REMEDIES CUMULATIVE

          Except as specifically provided herein, the remedies provided herein shall be cumulative and shall not preclude the assertion by Seller, Astral or the Management Employees or by Buyer of any other rights or the seeking of any other remedies against the other, or its successors or assigns. Nothing contained herein shall preclude a party from seeking equitable relief, where appropriate.

22. ENTIRE AGREEMENT; AMENDMENT

          This Agreement, including the Schedules and Exhibits hereto and the other instruments and documents referred to herein or delivered pursuant hereto, contains the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements, commitments or understandings with respect to such matters. No amendment, modification or discharge of this Agreement shall be valid or binding unless set forth in writing and duly executed by the party against whom enforcement of the amendment, modification or discharge is sought.

23. SEVERABILITY

          If any part of any provision of this Agreement or any other agreement, document or writing given pursuant to or in connection with this Agreement shall be invalid or unenforceable under applicable law, such part shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining parts of such provisions or the remaining provisions of said agreement.

24. HEADINGS

          The headings of the sections and subsections contained in this Agreement are inserted for convenience only and do not form a part or affect the meaning, construction or scope thereof.

25. GOVERNING LAW; ARBITRATION

          (a) This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed under and in accordance with the laws of the State of Maryland, excluding the choice of law rules thereof.

          (b) If any dispute shall arise between Buyer and Seller relating to the indemnity obligations of Buyer and Seller or the occurrence or non-occurrence of a Milestone Event or an amount to be paid with respect thereto, Buyer and Seller shall attempt in good faith to agree upon the rights of the respective parties with respect to any such dispute within 15 days of first arising. If no such agreement can be reached after good faith negotiation within 15 days of first arising, either Buyer or Seller may demand arbitration of the dispute; and in such event the dispute shall be settled by binding arbitration conducted by one arbitrator mutually agreeable to Buyer and Seller. In the event that within forty-five (45) days after submission of any dispute to arbitration, Buyer and Seller cannot mutually agree on one arbitrator, Buyer and Seller shall each select one arbitrator, and the two arbitrators so selected shall select a third neutral arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within 15 days of their appointment, then the third arbitrator shall be selected by the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall, in their sole discretion, set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant and non-privileged documents from the opposing parties about the subject matter of the dispute. The arbitrator or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, shall be binding and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s). Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. Any such arbitration shall be held in Richmond, Virginia, under the Commercial Arbitration Rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.

26. DEFINITIONS AND REFERENCES

          As used herein, the following terms shall have the meanings set forth below, unless the context otherwise requires:

          “Act” means the Securities Act of 1933, as amended.

          “Accounts Receivable” shall have the meaning specified in Section 2.5(e).

          “Additional Agreements” shall have the meaning specified in Section 5.1.3.

          “Additional Liabilities” shall have the meaning specified in Section 5.1.3.

          “Assets” means Seller’s fermentation facility located at Highway 52 North, Kingstree, South Carolina 29556 and all real, personal and fixed assets, rights, benefits and privileges, both tangible and intangible (including the business of Seller as a “going concern” and all Accounts Receivable thereof, customer relationships and reputation of Seller), wherever located, owned, leased or used by

Seller in connection with the business and operations of Seller, excluding the Excluded Assets. Subject to the provisions of Section 5, Assets shall include all such assets existing on the date of this Agreement and all such assets acquired between that date and the Closing Date, and shall include, without limitation, all of Seller’s right, title and interest:

          (a) In and to certain real property set forth and described in Schedule 26.1 and in the leasehold interests in that certain real property set forth and described in Schedule 26.2 (collectively, the “Property”).

          (b) In and to all buildings, structures, fixtures, appurtenances, and other improvements now or hereafter actually or constructively attached to the Property, and all modifications, additions, restorations, or replacements of the whole or any part thereof, including, without limitation, those described in Schedules 26.1 and 26.2 (the “Improvements”).

          (c) As landlord (whether named as such therein or by assignment or otherwise) in and to all leases and subleases, if any, of the Property or the Improvements or any part thereof now existing or at any time hereafter made, and any and all amendments, modifications, supplements, renewals and extensions thereof, together with all rents, royalties, security deposits, revenues, issues, earnings, profits, income and other benefits of the Property or the Improvements now due or hereafter to become due with respect to the Property or the Improvements or any part thereof.

          (d) In and to all streets, roads and public places, opened or proposed, and all easements and rights of way, public and private, tenements, hereditaments, rights and appurtenances, now or hereafter used or useful in connection with, or belonging, incident or appertaining to, the Property or the Improvements.

          (e) In and to all of the furniture, fixtures, furnishings, machinery, equipment, supplies, fermentation installations, and other property maintained, owned, leased or used by Seller in connection with the business and operations of Seller, including, without limitation, those set forth and described in Schedule 26.3.

          (f) In and to all inventory, raw materials, work-in-progress, packaging materials, samples, finished goods and other inventories owned, leased or used by Seller in connection with the business or operations of Seller.

          (g) In and to all of the patents, service marks, copyrights, franchises, licenses, trademarks and trade names maintained, owned, leased or used by Seller in connection with the business and operations of Seller (including any and all applications, registrations, extensions and renewals relating thereto) (the “Intellectual Property”), and all of the rights, benefits and privileges associated therewith including, without limitation, those set forth and described in Schedule 2.18.

          (h) In and to all inventions, discoveries, improvements, processes, software, methods, designs, plans, formulae (secret or otherwise), data, engineering, technical and shop drawings, specifications, trade secrets, confidential information, know-how and ideas, whether patentable or not, and all drawings, records, books or other indicia, however evidenced, of the foregoing, together with all rights to use any of the foregoing, and all goodwill associated with any of the foregoing.

          (i) In and to all of the contracts, agreements, leases, commitments, arrangements, understandings and other intangible assets owned or used by Seller in connection with the business and operations of Seller, including, without limitation, the Scheduled Contracts (the “Assumed Contracts”).

          (j) In and to all deposits and prepaid expenses, including, without limitation, those set forth and described in Schedule 26.4.

          (k) In and to all automotive equipment and motor vehicles maintained, owned, leased, used, held for use or otherwise held by Seller in connection with the business and operations of Seller, including, without limitation, those set forth and described in Schedule 26.5.

          (l) In and to all engineering, business and other books, papers, files and records pertaining to the operation of Seller, but not the organizational documents or other corporate records of Seller.

          (m) In and to all manufacturers’ and resellers’ warranties with respect to the Assets.

          (n) In and to all claims, chooses in action, causes of action, rights of recovery and rights of setoff of any kind, including, without limitation, any liens, mechanic’s liens or any rights to payment or to enforce payment in connection with work performed on or prior to the Closing Date, but excluding the Avoidance Actions.

          “Assignment of Contracts” means that certain Assignment of Contracts, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit C.

          “Assignment of CSX Agreements” means that certain Assignment of CSX Agreements, dated as of the Closing Date and executed by CSX, Buyer and Seller, in a form to be agreed upon among CSX, Buyer and Seller.

          “Assignment of Licenses” means that certain Assignment of Licenses, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit B.

          “Assignment of Receivables” means the Assignment of Accounts Receivable, dated the Closing Date and executed by Buyer and Seller, substantially in the form of Exhibit G attached hereto.

          “Assumed Contracts” shall have the meaning specified in clause (i) of the definition of “Assets.”

          “Assumed Liabilities” shall have the meaning specified in Section 1.4.

          “Assumption Agreement” means that certain Assumption Agreement, dated the Closing Date and executed by Buyer and Seller, substantially in the form attached hereto as Exhibit E.

          “Avoidance Actions” shall have the meaning specified in Section 1.4.

          “Benefit Plans” shall have the meaning specified in Section 2.24.

          “Bill of Sale” means that certain Bill of Sale and Assignment of Assets, dated as of the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit A.

          “Buyer Documents” shall mean, collectively, this Agreement, the Assignment of Receivables, the Assumption Agreement, the Post-Closing Escrow Agreement and any other documents to be delivered by Buyer hereunder.

          “Cash Portion” shall have the meaning specified in Section 1.2.

          “Closing” means the closing of the purchase, assignment and sale of the Assets contemplated hereunder.

          “Closing Date” means the time and date on which the Closing takes place, as established by Section 9.1.

          “COBRA Coverage” shall have the meaning specified in Section 2.24(g).

          “Code” means the Internal Revenue Code of 1986, as amended.

          “Common Stock” shall have the meaning specified in Section 3.3.

          “Confidentiality Agreement” means the Confidentiality Agreement dated as of November 2, 2001 between Martek and Seller.

          “CSX” shall have the meaning specified in Section 2.10.

          “CSX Agreements” shall have the meaning specified in Section 2.10.

          “Current Employees” shall have the meaning specified in Section 2.26.

          “December 31 Balance Sheet” shall mean the balance sheet attached hereto as Schedule 1.3.

          “Deposit” shall have the meaning specified in Section 1.2(a).

          “DHA” means docosahexaenoic acid.

          “DHA Equipment” shall have the meaning specified in Section 1.2(b)(i).

          “Employee List” shall have the meaning specified in Section 2.26.

          “Employees” shall have the meaning specified in Section 2.24(a).

          “Encumbrance” means any mortgage, pledge, lien, hypothecation, claim, security interest, agreement, restriction, defect in title, easement, restriction, encumbrance, or charge.

          “Environmental Claims” means all claims pursuant to Environmental Laws, including but not limited to, those based on, arising out of or otherwise relating to: (i) the Remediation, presence or Release of, or exposure to, Hazardous Materials or other environmental conditions initiated, existing or occurring prior to the Closing Date at, on, under, above, from, or about any Property or any real properties formerly owned, leased or operated by Seller or any of its predecessors or affiliates; (ii) the off-site Release, treatment, transportation, storage or disposal prior to the Closing Date of Hazardous Materials originating from Seller, the Assets or Seller’s business; (iii) any violations of Environmental Laws by Seller prior to the Closing Date, including reasonable expenditures necessary to cause Seller to be in compliance with or resolve violations of Environmental Laws.

          “Environmental Laws” means any Laws (including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act) relating to the Remediation, generation, production, installation, use, storage, treatment, transportation, Release, threatened Release, or disposal of Hazardous Materials, or noise control, or the protection of human health, safety, natural resources, animal health or welfare, or the environment.

          “Environmental Permits” means any permits, licenses, certificates and approvals required under any Environmental Law.

          “Environmental Reports” shall have the meaning specified in Section 2.25(e).

          “ERISA” shall have the meaning specified in Section 2.24(a).

          “ERISA Affiliate” shall have the meaning specified in Section 2.24(c).

          “Exchange Act” means the Securities and Exchange Act of 1934, as amended.

          “Excluded Assets” means the Retained Receivables and Investments, and all Benefit Plans of Seller.

          “Excluded Liabilities” means all of Seller’s liabilities other than the Assumed Liabilities, including, without limitation, liabilities related to accrued vacation benefits, accrued 401(k) retirement plan contributions, any severance benefits or Seller’s post-retirement medical benefits plan obligations appearing on the December 31 Balance Sheet of Seller and incurred subsequently.

          “GAAP” shall mean Generally Accepted Accounting Principles.

          “Governmental Authority” means any agency, board, bureau, court, commission, department, instrumentality, or administration of the United States government, any state government or any local or other governmental body in a state, territory or possession of the United States or the District of Columbia.

          “Hazardous Materials” means any wastes, substances, radiation, or materials (whether solids, liquids or gases): (i) which are hazardous, toxic, infectious, explosive, radioactive, carcinogenic or mutagenic; (ii) which are defined as “pollutants,” “contaminants,” “hazardous materials,” “hazardous wastes,” “hazardous substances,” “toxic substances,” “radioactive materials,” “solid wastes,” or other similar designations in, or otherwise subject to regulation under, any Environmental Laws; (iii) which contain without limitation polychlorinated biphenyls (PCBs), toxic mold, methyl-tertiary butyl ether (MTBE), asbestos or asbestos-containing materials, lead-based paints, urea-formaldehyde foam insulation, or petroleum or petroleum products (including, without limitation, crude oil or any fraction thereof); or (iv) which pose a hazard to human health, safety, natural resources, employees or the environment.

          “Improvements” shall have the meaning specified in clause (b) of the definition of “Assets.”

          “Indemnified Party” and “Indemnifying Party” shall have the respective meanings specified in Section 11.5(a).

          “Initial Shares” shall have the meaning specified in Section 1.2(a).

          “Intellectual Property” shall have the meaning specified in clause (g) of the definition of “Assets.”

          “June 30 Balance Sheet” shall have the meaning specified in Section 1.3(a).

          “Knowledge” means the actual knowledge after reasonable due inquiry of the Management Employees or the named executive officers of Buyer or Seller, as the case may be.

          “Laws” means all foreign, federal, state and local statutes, laws, ordinances, or regulations, rules, orders, injunctions, awards (including, without limitation, awards of any arbitrator), judgments and decrees directly applicable to the specified persons or entities and to the businesses and assets thereof (including, without limitation, Laws relating to securities registration and regulation; the sale, leasing, ownership or management of real property; employment practices, terms and conditions, and wages and hours; building standards, land use and zoning; safety, health and fire prevention; and environmental protection, including Environmental Laws).

          “Martek Reports” shall have the meaning specified in Section 3.4.

          “Material Adverse Effect” means any effect that is materially adverse to the business, results of operations or financial condition of a party or to the ability of any party to this Agreement to consummate the transactions contemplated hereby or perform their respective obligations under this Agreement.

          “Material Consents” shall have the meaning specified in Section 7.2.

          “Milestone Event” shall have the meaning specified in Section 1.2(b).

          “Milestone Shares” shall have the meaning specified in Section 1.2.

          “Mortgage” shall have the meaning specified in Section 2.9.

          “New Shares” shall have the meaning specified in Section 1.2.

          “New Tank Expenses” means the construction and employment costs incurred by Seller in connection with the new 200,000 liter tanks on the Property on behalf of Martek.

          “Note” shall have the meaning specified in Section 2.9.

          “Pension Plan” shall have the meaning specified in Section 2.24(b).

          “Permitted Encumbrances” shall have the meaning specified in Section 2.5(b).

          “Post-Closing Escrow Agent” shall mean the escrow agent specified in the Post-Closing Escrow Agreement.

          “Post-Closing Escrow Agreement” means the Post-Closing Escrow Agreement substantially in the form attached hereto as Exhibit H.

          “Property” shall have the meaning specified in clause (a) of the definition of “Assets.”

          “Prospectus” shall have the meaning specified in Section 4.2(a).

          “Purchase Price” shall have the meaning specified in Section 1.2.

          “Registration Statement” shall have the meaning specified in Section 4.1(a) or 4.2 as applicable.

          “Release” means any presence, emission, spill, seepage, leak, escape, leaching, discharge, injection, pumping, pouring, emptying, dumping, disposal, migration or release of Hazardous Materials into or upon the environment, including the air, soil, improvements, surface water, groundwater, the sewer, septic system, storm drain, publicly owned treatment works, or waste treatment, storage or disposal systems.

          “Remediation” means any investigation, clean-up, removal action, remedial action, restoration, repair, response action, corrective action, monitoring, sampling and analysis, installation, reclamation, closure, or post-closure in connection with the threatened or actual Release of Hazardous Materials.

          “Retained Receivables and Investments” means the accounts receivable owed to FermPro by Ecogen, Inc. and the promissory note and common stock issued by Bioenergy, Inc. to FermPro.

          “Retiree Obligation” shall have the meaning specified in Section 2.24(e).

          “Rights Agreement” shall have the meaning specified in Section 3.3.

          “RCRA” means the Resource Conservation and Recovery Act.

          “Scheduled Contracts” means the contracts set forth on Schedule 2.20.

          “SEC” shall mean the Securities and Exchange Commission.

          “Seller Affiliate” shall have the meaning specified in Section 4.2.

          “Seller Documents” shall mean, collectively, this Agreement, the Assignment of Contracts, the Assignment of Licenses, the Assignment of Receivables, the Assumption Agreement, the Bill of Sale, the Special Warranty Deed, the Post-Closing Escrow Agreement, and any other document to be delivered by Seller hereunder.

          “Seller Indemnified Parties” shall have the meaning specified in Section 4.2(a).

          “Seller Parties” shall have the meaning specified in Section 2.2.

          “Service Bonus” shall have the meaning specified in Section 5.1.4.

          “Special Warranty Deed” means (i) that certain Special Warranty Deed, dated the Closing Date and executed by Seller, substantially in the form attached hereto as Exhibit F.

          “Stock Option Plans” means Martek’s 1997 Stock Option Plan, 2001 Stock Option Plan and the 2002 Stock Option Plan.

          “Survey” shall have the meaning specified in Section 7.6.

          “Theoretical Capacity” means the output of DHA based on the average yields for the ninety (90) days immediately preceding the first anniversary of the Closing Date of similar equipment in terms of size and function located at Martek’s Winchester, KY plant.

          “Title Commitment” means an irrevocable title insurance commitment, in form and substance satisfactory to Buyer, issued by a title insurance company acceptable to Buyer with respect to the Property described in Schedule 26.1 for (i) a prepaid owner’s policy of title insurance (on ALTA Form B 1970), showing fee simple title to the Property described in Schedule 26.1 in Buyer, and (ii) a prepaid full-coverage mortgagee policy of title insurance (on the ALTA 1970 form), naming Buyer’s lender as the insured party, insuring that the mortgage of Buyer’s lender constitutes a valid and recorded first lien on a good and marketable fee simple interest in the Property described in Schedule 26.1, and providing full protection against filed and unfiled mechanics’ and materialmen’s liens. The dollar amount of each policy shall be equal to the amount of consideration allocated to the real property pursuant to Section 13 in the case of the owner’s policy and in the amount required by Buyer’s lender in the case of the mortgagee policy.

          “Title Company” means the Title Company selected by Buyer.

          “Title Policy” shall have the meaning specified in Section 7.5.

          “Utilities” shall have the meaning specified in Section 2.1.5.

          All references to clauses, Sections, Exhibits and Schedules are to clauses, Sections of and Exhibits and Schedules to this Agreement.

27. ANNOUNCEMENTS

          Buyer and Seller shall consult with one another in accordance with the Confidentiality Agreement with regard to all press releases and other announcements or publicity issued at or prior to Closing concerning the transactions contemplated by this Agreement.

28. SIGNATURE IN COUNTERPARTS

          This Agreement may be executed in separate counterparts, none of which need contain the signatures of all parties, each of which shall be deemed to be an original, and all of which taken together constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than the number of counterparts containing the respective signatures of, or on behalf of, all of the parties hereto.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement, or has caused this Agreement to be duly executed and delivered in its name on its behalf, all as of the day and year first above written.

WITNESS:	SELLER:

[Seal]	FermPro Manufacturing L.P.

	By:	Astral Technologies, Inc., its General Partner

	By:	/s/ Barney B. Easterling, Jr.

		Name:	Barney B. Easterling, Jr.

		Title:	President & CEO

[Seal]	Astral Technologies, Inc.

	By:	/s/ Barney B. Easterling, Jr.

Barney B. Easterling, Jr. President and Chief Executive Officer

Management Employees:

/s/ Flint Harding, III

Flint Harding, III

/s/ Rachel S. Montgomery

Rachel S. Montgomery

/s/ Michael L. Horton

Michael L. Horton

S-1

/s/ H. Ronald Easler

H. Ronald Easler

/s/ Roger H. Gause

Roger H. Gause

/s/ Barney B. Easterling, Jr.

Barney B. Easterling, Jr.

BUYER:

[Seal]	Martek Biosciences Corporation

	By:	/s/ Henry Linsert, Jr.

		Name:	Henry Linsert, Jr.

		Title:	Chairman & CEO

S-2

SCHEDULES

1	Management Employees of FermPro Manufacturing, LP

1.3	December 31, 2002 Balance Sheet

2.1	Equity Investments

2.2	Authorizations

2.3	Seller Litigation, Permits, Licenses and Approvals

2.4	Financial Statements

2.5(a)	Assets

2.5(b)(i)	Permitted Encumbrances

2.5(b)(ii)	Encumbrances to Be Removed

2.5(c)	Assets Owned or Held for Use by Seller’s Customers

2.5(d)	Covenants and Restrictions

2.5(e)	Accounts Receivable

2.7	Mechanic’s Liens

2.10	CSX Transportation, Inc. Agreements

2.11	Oral Agreements

2.13	Mechanical Warranties

2.14	Operating Agreements

2.16	Real Estate Taxes and Valuations

2.18	Intellectual Property

2.20	Scheduled Contracts

2.21	Conflicts

2.24(a)	Employee Benefit Plans

2.24(e)	Retiree Obligation

2.25(a)	Environmental Compliance

2.25(b)(i)	Environmental Liabilities

2.25(b)(ii)	Environmental Liabilities

2.25(b)(iii)	Environmental Liabilities

2.25(c)	Environmental Permits

2.25(d)(i)	Underground Improvements

2.25(d)(ii)	Use of Property as Dump or Landfill; Fill or Wetlands

2.25(d)(iii)	Prior Use of Other Real Property as Dump or Landfill

2.25(d)(iv)	PCBs or Asbestos

2.25(d)(v)	Release of Hazardous Materials

2.25(e)	Environmental Reports

2.25(f)	National Priorities List

2.25(i)	Capital Expenditures over $50,000

2.26	Collective Bargaining Agreements; Employment Agreements; List of Employees

2.27	Insurance

3.2	Authorization

3.6	Buyer Litigation

5.1.4	Employee Bonus Payments

5.6	Removal of Materials

7.2	Material Consents

9.2.6(iv)	Certain Scheduled Contracts

9.2.10	UCC Report States

13	Purchase Price Allocation

26.1*	Property and Improvements

26.2*	Leasehold Interests and Improvements

26.3*	Furniture and Fixtures

26.4*	Deposits; Prepaid

26.5*	Automobile Equipment

* Schedules referenced in definition of “Assets” in Section 26.

EXHIBITS

Exhibit A	Bill of Sale

Exhibit B	Assignment of Licenses

Exhibit C	Assignment of Contracts

Exhibit D	Form of Proprietary Information, Inventions and Non-Solicitation Agreement

Exhibit E	Assumption Agreement

Exhibit F	Special Warranty Deed

Exhibit G	Assignment of Receivables

Exhibit H	Post-Closing Escrow Agreement